EXHIBIT 10.3
EXECUTION COPY
GLOBAL SETTLEMENT AGREEMENT
BETWEEN
DELPHI CORPORATION,
on behalf of itself and certain of its subsidiaries and Affiliates,
AND
GENERAL MOTORS CORPORATION
DATED SEPTEMBER 6, 2007

EXHIBITS

Exhibit A	Warranty Settlement Agreement

Exhibit B	IP License

Exhibit C	Master Restructuring Agreement

Exhibit D	PHI Protection Agreement

Exhibit E	Outstanding Delphi Invoices for which GM Has Withheld Payment Due To Outstanding Prepetition Activities

GLOBAL SETTLEMENT AGREEMENT
          This Settlement Agreement (the “Agreement”), is entered into as of September 6, 2007, by and between Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases (together with Delphi, the “Debtors”), and General Motors Corporation (“GM”). Each of the Debtors and GM is referred to herein individually as a “Party,” and collectively, as the “Parties.” As used herein, the phrases “this Agreement,” “hereto,” “hereunder,” and phrases of like import shall mean this Agreement. All capitalized terms shall have the meanings ascribed to them in Article I hereof. Unless otherwise defined in this Agreement, capitalized terms in Articles II and III hereof shall have the meanings as set forth in the Labor MOUs.
RECITALS
          WHEREAS, on October 8, 2005 and October 14, 2005, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court for the purpose of restructuring their businesses and related financial obligations pursuant to an overall transformation strategy that would incorporate the following structural components:
(i)	Modification of Delphi’s labor agreements;

(ii)	Allocation of responsibilities between Delphi and GM concerning (a) certain legacy obligations, including various pension and other post-employment benefit obligations; (b) costs associated with the transformation of the Debtors’ business (including the provision of financial and other forms of support by GM in connection with certain businesses that Delphi will retain and certain businesses that Delphi intends to sell or wind down); (c) the restructuring of ongoing contractual relationships; and (d) the amount and treatment of GM’s claims in the Chapter 11 Cases;

(iii)	Streamlining of Delphi’s product portfolio to capitalize on its world-class technology and market strengths and making the necessary manufacturing alignment with its new focus;

(iv)	Transformation of Delphi’s salaried work force in keeping with a sustainable cost structure and streamlined product portfolio; and

(v)	Resolution of Delphi’s pension issues.
          WHEREAS, on March 22, 2006 Delphi, GM, and the UAW entered into the Initial UAW SAP, which was authorized and approved by the Bankruptcy Court by order entered on May 12, 2006 (Docket No. 3754);

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          WHEREAS, on March 31, 2006, Delphi filed a motion under Bankruptcy Code sections 1113 and 1114 seeking to reject the majority of its collective bargaining agreements with its key unions and to modify retiree benefits (Docket No. 3035);
          WHEREAS, on March 31, 2006, the Debtors filed the Section 365 Motion seeking authority to reject 5,472 supply contracts with GM pursuant to section 365 of the Bankruptcy Code (Docket No. 3033);
          WHEREAS, on June 5, 2006, Delphi, GM, and the UAW entered into a supplement to the Initial UAW SAP to provide hourly UAW-represented employees with certain expanded options under the Initial UAW SAP, which was authorized and approved by the Bankruptcy Court by order entered on July 7, 2006 (Docket No. 4461);
          WHEREAS, on June 16, 2006, Delphi, GM, and the IUE-CWA entered into the IUE-CWA SAP to provide, with financial support from GM, an attrition program to certain of the Debtors’ IUE-CWA-represented employees, which was authorized and approved by the Bankruptcy Court by order entered on July 7, 2006 (Docket No. 4461);
          WHEREAS, the Debtors, the UCC, and the Equity Committee have asserted that they may have causes of action against GM and defenses to any claims GM may have against the Debtors, including but not limited to those set forth in the GM Proof of Claim, arising from the Separation, post-Separation conduct by GM, and other matters;
          WHEREAS, on June 22, 2007, Delphi, GM, and the UAW entered into the UAW MOU, which was ratified by Delphi’s UAW-represented employees on June 28, 2007 and the UAW MOU was authorized and approved by the Bankruptcy Court by order entered on July 19, 2007 (Docket No. 8693) and is attached to the Plan as Exhibit 7.21(a);
          WHEREAS, on June 22, 2007, Delphi, GM, and the UAW entered into the UAW Benefit Guarantee Term Sheet regarding (i) the freezing of the Delphi HRP, (ii) Delphi’s cessation of OPEB, and (iii) the terms of a consensual triggering and application of the UAW Benefit Guarantee; the UAW Benefit Guarantee Term Sheet is annexed as Attachment B to the UAW MOU and was authorized and approved by the Bankruptcy Court by order entered on July 19, 2007 (Docket No. 8693);
          WHEREAS, on July 31, 2006, GM, on behalf of itself and certain of its Affiliates and subsidiaries, filed the GM Proof of Claim;
          WHEREAS, on July 31, 2007, Delphi, GM, and each of the IAM and IBEW entered into the IAM MOU and the IBEW MOUs, respectively, and on August 1, 2007, Delphi, GM, and the IUOE entered into the IUOE MOUs, each of which has been ratified by the Splinter Union Employees; the IAM MOU, the IBEW MOUs, and the IUOE MOU were authorized and approved by the Bankruptcy Court by order entered on August 16, 2007 (Docket No. 9107) and are attached to the Plan as Exhibits 7.21(d)-(i);

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          WHEREAS, on July 31, 2007, Delphi, GM, and each of the IAM, IBEW, and IUOE entered into the “Term Sheet – Delphi Cessation and GM Provision of OPEB,” which is annexed as Attachment B to each of the IAM MOU, IBEW MOU, and IUOE MOU and was authorized and approved by the Bankruptcy Court by order entered on August 16, 2007 (Docket No. 9107);
          WHEREAS, on August 3, 2007, Delphi and GM entered into the Non-Represented Employees Term Sheet which was authorized and approved by the Bankruptcy Court by order entered on August 16, 2007 (Docket No. 9107);
          WHEREAS, on August 5, 2007, Delphi, GM, and the IUE-CWA entered into the IUE-CWA MOU, which was ratified by Delphi’s IUE-CWA-represented employees on August 18, 2007, which was authorized and approved by the Bankruptcy Court by order entered on August 16, 2007 (Docket No. 9106) and is attached to the Plan as Exhibit 7.21(b);
          WHEREAS, on August 5, 2007, Delphi, GM, and the IUE-CWA entered into the IUE-CWA Benefit Guarantee Term Sheet regarding (i) the freezing of the Delphi HRP, (ii) Delphi’s cessation of OPEB, and (iii) the terms of a consensual triggering and application of the IUE-CWA Benefit Guarantee; the IUE-CWA Benefit Guarantee Term Sheet is annexed as Attachment B to the IUE-CWA MOU and was authorized and approved by the Bankruptcy Court by order entered on August 16, 2007 (Docket No. 9106);
          WHEREAS, on August 16, 2007, Delphi, GM, and the USW entered into the USW MOUs, which were ratified by Delphi’s USW-represented employees on August 31, 2007; the USW MOUs were authorized and approved by the Bankruptcy Court by order entered on August 29, 2007 (Docket No. 9169) and are attached to the Plan as Exhibit 7.21(c);
          WHEREAS, on August 16, 2007, Delphi, GM, and the USW entered into the USW Benefit Guarantee Term Sheet regarding (i) the freezing of the Delphi HRP, (ii) Delphi’s cessation of OPEB, and (iii) the terms of a consensual triggering and application of the USW Benefit Guarantee; the USW Benefit Guarantee Term Sheet is annexed as Attachment B to the USW MOU and was authorized and approved by the Bankruptcy Court by order entered on August 29, 2007 (Docket No. 9169);
          WHEREAS, on August 14, 2007, Delphi and GM entered into the Warranty Settlement Agreement to resolve, compromise, and/or settle certain outstanding warranty claims and issues; the Warranty Settlement Agreement is subject to Bankruptcy Court approval and is attached hereto as Exhibit A;
          WHEREAS, on September ___, 2007, Delphi and GM entered into the IP License, which is subject to Bankruptcy Court approval and which is attached hereto as Exhibit B;
          WHEREAS, contemporaneously herewith, the Parties are entering into the Restructuring Agreement, which is attached hereto as Exhibit C;

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          WHEREAS, on the date hereof the Debtors have filed with the Bankruptcy Court a disclosure statement and a proposed Plan, to which this Agreement is attached as Exhibit 7.20(a), and to which the Restructuring Agreement is attached as Exhibit 7.20(b);
          WHEREAS, by this Agreement the Parties desire to resolve all outstanding issues among them that have arisen or may hereafter arise prior to the effective date of this Agreement and the Plan (collectively, the “Outstanding Issues”);
          WHEREAS, resolution of the Outstanding Issues requires the Parties to make certain commitments, take certain actions, and receive certain consideration pursuant to, and subject to the terms and conditions of, this Agreement, the Non-Represented Employee Term Sheet, the Labor MOUs, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, the Restructuring Agreement, and the Plan.
          NOW, THEREFORE, in consideration for the mutual promises and agreements, the receipt and adequacy of which are mutually acknowledged, each Party hereby agrees as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 “Active Splinter EPBO” shall have the meaning ascribed to such term in section 2.02(e)(ii)(2) hereof.
          Section 1.02 “Actual HMO and DHMO Premiums” shall have the meaning ascribed to such term in section 2.02(a)(ii) hereof.
          Section 1.03 “Actual Prescription Drug PBM Rebate Amount” shall have the meaning ascribed to such term in section 2.02(a)(iv) hereof.
          Section 1.04 “Additional Releasing Parties” shall mean (i) creditors of any of the Debtors and current and former holders of equity interests in Delphi, (ii) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (iv) the Equity Committee and all current and former members of the Equity Committee in their respective capacities as such, (v) the DIP Agent in its capacity as such, (vi) the DIP Lenders solely in their capacities as such, (vii) all Professionals, (viii) the Plan Investors, and (ix) with respect to each of the above-named persons or entities, and only in their aforementioned capacities, such person’s or entity’s Affiliates, current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities), in their capacities as such, but shall not include the Delphi-Related Parties, the Delphi Affiliate Parties, the UAW Releasing Parties, the IUE-CWA Releasing Parties, the USW Releasing Parties, the IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties.

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          Section 1.05 “Affiliates” shall mean, with respect to any entity, any other entity directly or indirectly, controlling, controlled by or under direct or indirect common control with such entity.
          Section 1.06 “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended and in effect on the Petition Date.
          Section 1.07 “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.
          Section 1.08 “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.
          Section 1.09 “Benefit Guarantees” shall mean the UAW Benefit Guarantee, the IUE Benefit Guarantee, and the USW Benefit Guarantee, collectively.
          Section 1.10 “Benefit Guarantee Term Sheets” shall mean, collectively, the UAW Benefit Guarantee Term Sheet, the IUE-CWA Benefit Guarantee Term Sheet, and the USW Benefit Guarantee Term Sheet, the IAM, IBEW, and IUOE “Term Sheet-Delphi Cessation and GM Provision of OPEB,” and the Non-Represented Term Sheet.
          Section 1.11 “Carrier Administrative Fees” shall have the meaning ascribed to such term in section 2.02(a)(iii) hereof.
          Section 1.12 “Chapter 11 Cases” shall mean the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 05-44481, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor shall mean the particular case under Chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court.
          Section 1.13 “Completion Costs” shall have the meaning ascribed to such term in section 2.02(a)(i) hereof.
          Section 1.14 “Confirmation Order” shall mean the order entered by the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and which shall, among other things, contain a finding by the Bankruptcy Court in connection with the feasibility of the Plan that Delphi has or will have on the Effective Date the financial wherewithal to consummate all transactions contemplated by section 2.03(c) hereof in accordance with the terms of such section and shall direct Delphi to consummate such transactions.

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          Section 1.15 “Continuing Agreements” shall mean the agreements that will be assumed, ratified, or reinstated pursuant to section 5.01 of the Restructuring Agreement and any agreements entered into by any Delphi-Related Party and/or Delphi Affiliate Party, on the one hand, and any GM Related Party, on the other hand, after October 8, 2005.
          Section 1.16 “Covered Employees” shall have the meaning ascribed to such term in each of the Benefit Guarantee Term Sheets.
          Section 1.17 “DAS” shall mean Delphi Automotive Systems LLC, a Delaware limited liability company.
          Section 1.18 “Debtors” shall have the meaning ascribed to such term in the Recitals.
          Section 1.19 “Delphi” shall have the meaning ascribed to such term in the Preamble.
          Section 1.20 “Delphi Affiliate Parties” shall mean Affiliates of the Debtors (other than the Delphi-Related Parties), and each of such Affiliate’s current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
          Section 1.21 “Delphi-Related Parties” shall mean the Debtors, the estates of the Debtors as created under Bankruptcy Code section 541, the Delphi HRP, the Delphi Health Care Program for Hourly Employees, the Delphi Life and Disability Benefits Program for Hourly Employees, any other Delphi pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
          Section 1.22 “Delphi HRP” shall mean the Delphi Hourly-Rate Employees Pension Plan.
          Section 1.23 “Delphi Pension Trust” shall have the meaning ascribed to such term in section 2.03(c)(vi) hereof.
          Section 1.24 “Delphi Surviving Claims” shall have the meaning ascribed to such term in section 4.03(a) hereof.
          Section 1.25 “DIP Agent” shall mean the administrative agent for the DIP Lenders as defined in the DIP Credit Agreement.
          Section 1.26 “DIP Credit Agreement” shall mean that certain Revolving Credit, Term Loan and Guaranty Agreement, dated as of January 9, 2007, by and among the Debtors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection

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with the DIP Facility, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.
          Section 1.27 “DIP Lenders” shall mean the lenders and issuers from time to time party to the DIP Credit Agreement.
          Section 1.28 “Disclosure Statement” shall mean the written disclosure statement (including all schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.
          Section 1.29 “Disclosure Statement Approval Date” shall mean the date on which the Bankruptcy Court enters an order approving the Disclosure Statement.
          Section 1.30 “Effective Date” shall mean the Business Day determined by the Debtors as provided in [Article 12.3] of the Plan on which all conditions to the consummation of the Plan set forth in [Article 12.2] of the Plan have been either satisfied or waived and the day upon which the Plan is substantially consummated.
          Section 1.31 “EPBO” shall have the meaning ascribed to such term in section 2.02(e) hereof.
          Section 1.32 “EPCA” shall mean that certain Equity Purchase and Commitment Agreement, dated August 3, 2007, between Delphi and the Plan Investors, as in effect on the date hereof and without giving effect to any subsequent amendments, waivers, or other modifications thereto.
          Section 1.33 “Equity Committee” shall mean the official committee of equity security holders appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on April 28, 2006, as reconstituted from time to time.
          Section 1.34 “ERISA” shall have the meaning ascribed to such term in section 2.01(f) hereof.
          Section 1.35 “Final Order” shall mean an order or judgment, the operation or effect of which has not been reversed, stayed, modified or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

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          Section 1.36 “First Tranche Date” shall have the meaning ascribed to such term in section 2.03(c)(iii)(2) hereof.
          Section 1.37 “GM” shall have the meaning ascribed to such term in the Preamble.
          Section 1.38 “GM HRP” shall mean the General Motors Hourly-Rate Employees Pension Plan.
          Section 1.39 “GM IUE-CWA Payment” shall have the meaning ascribed to such term in section 3.03(b) hereof.
          Section 1.40 “GM Pension Trust” shall have the meaning ascribed to such term in section 2.03(c)(vi) hereof.
          Section 1.41 “GM Proof of Claim” shall mean proof of claim no. 13659 filed by GM on August 6, 2006 in the Chapter 11 Cases.
          Section 1.42 “GM Purchase Order” shall mean a purchase order issued by GM or any and all of its Affiliates and accepted by DAS according to Standard GM Terms, it being agreed by the Parties that DAS shall be deemed to have accepted all such purchase orders accepted by the Delphi-Related Parties pursuant to Standard GM Terms; provided, however, that no purchase orders issued or to be issued by GM or any of its Affiliates to any Affiliate of Delphi that is not a Delphi-Related Party shall be a GM Purchase Order.
          Section 1.43 “GM-Related Parties” shall mean GM, each of its Affiliates, the GM HRP, the GM Health Care Program for Hourly Employees, the GM Life and Disability Benefits Program for Hourly Employees, any other GM pension or welfare benefit plan, and each of their respective current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities) in their respective capacities.
          Section 1.44 “GM Surviving Claims” shall have the meaning ascribed to such term in section 4.03(b) hereof.
          Section 1.45 “Gross Liability” shall have the meaning ascribed to such term in section 2.03(c)(iii)(1) hereof.
          Section 1.46 “IAM” shall mean, collectively, the International Association of Machinists and Aerospace Workers and its local unions that represent or formerly represented employees and former employees of the applicable Debtor entity.
          Section 1.47 “IAM MOU” shall mean the “IAM-Delphi GM Memorandum of Understanding-Delphi Restructuring” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IAM, including all attachments and exhibits thereto and all IAM-Delphi collective bargaining agreements referenced therein as modified.

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          Section 1.48 “IAM Releasing Parties” shall mean the IAM, all employees and former employees of Delphi-Related Parties represented or formerly represented by the IAM, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi-Related Parties.
          Section 1.49 “IBEW” shall mean, collectively, the International Brotherhood of Electrical Workers and its local unions that represent or formerly represented employees and former employees of the applicable Debtor entity.
          Section 1.50 “IBEW MOUs” shall mean the “IBEW-Delphi Powertrain-GM Memorandum of Understanding – Delphi Restructuring” and the “IBEW-Delphi Electronics & Safety – GM Memorandum of Understanding – Delphi Restructuring,” entered into as of July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and the IBEW, including all attachments and exhibits thereto and all IBEW-Delphi collective bargaining agreements referenced therein as modified.
          Section 1.51 “IBEW Releasing Parties” shall mean the IBEW, all employees and former employees of Delphi-Related Parties represented or formerly represented by the IBEW, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi-Related Parties.
          Section 1.52 “Incremental PRP Obligation” shall have the meaning ascribed to such term in section 2.03(c)(v) hereof.
          Section 1.53 “Initial UAW SAP” shall mean the “UAW GM Delphi Special Attrition Program” entered into as of March 22, 2006, by and among Delphi, GM, and the UAW and subsequently clarified by the parties on March 27, 2006.
          Section 1.54 “IP License” shall mean the intellectual property license agreement between Delphi and GM, dated as of September ___, 2007.
          Section 1.55 “IRS” shall have the meaning ascribed to such term in section 2.03(c)(ii) hereof.
          Section 1.56 “IRS Ruling” shall have the meaning ascribed to such term in section 2.03(c)(ii) hereof.
          Section 1.57 “IUE-CWA” shall mean the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America and its applicable local unions.
          Section 1.58 “IUE-CWA Benefit Guarantee” shall mean the Benefit Guarantee agreement between GM and the IUE-CWA, dated November 13, 1999, and signed November 14, 1999.

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          Section 1.59 “IUE-CWA Benefit Guarantee Term Sheet” shall mean the agreement among Delphi, GM, and the IUE-CWA, dated as of August 5, 2007, and annexed as Attachment B to the IUE-CWA MOU.
          Section 1.60 “IUE-CWA Buy Down Amount” shall have the meaning ascribed to such term in section 3.03(a)(iv) of this Agreement.
          Section 1.61 “IUE-CWA Buy Down Amount Invoice” shall have the meaning ascribed to such term in section 3.03(a)(iv)(2) of this Agreement.
          Section 1.62 “IUE-CWA Buy Out Payments” shall mean the buy out payments required to be made by Delphi pursuant to Section C.3.b of the IUE-CWA MOU.
          Section 1.63 “IUE-CWA MOU” shall mean the IUE-CWA-Delphi-GM Memorandum of Understanding – Delphi Restructuring, entered into as of August 5, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IUE-CWA, Delphi, and GM, and all attachments and exhibits thereto and the IUE-CWA-Delphi National Agreement referenced therein as modified.
          Section 1.64 “IUE-CWA-Related Reimbursements” shall have the meaning ascribed to such term in section 3.03(e)(i) hereof.
          Section 1.65 “IUE-CWA Reimbursement Invoice” shall have the meaning ascribed to such term in section 3.03(e)(iv) hereof.
          Section 1.66 “IUE-CWA Releasing Parties” shall mean the IUE-CWA, all employees and former employees of Delphi-Related Parties represented or formerly represented by the IUE-CWA, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi-Related Parties.
          Section 1.67 “IUE-CWA Retirement Incentives” shall mean the $35,000 retirement incentives to be offered by Delphi pursuant to Section C.3.a of the IUE-CWA MOU and Attachment C thereto.
          Section 1.68 “IUE-CWA SAP” shall mean the “IUE-CWA-GM-Delphi Special Attrition Program” entered into as of June 16, 2006, by and among Delphi, GM, and the IUE-CWA.
          Section 1.69 “IUOE” shall mean collectively the International Union of Operating Engineers and its local unions that represent or formerly represented employees and former employees of the applicable Debtor entity.
          Section 1.70 “IUOE MOUs” shall mean the “IOUE Local 18S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” the “IUOE Local 101S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” and the “IUOE Local 832S-Delphi-GM Memorandum of Understanding – Delphi Restructuring,” all entered into as of August 1, 2007, as approved by the Bankruptcy Court on August 16, 2007, by and among Delphi, GM, and

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the IUOE, including all attachments and exhibits thereto and all IUOE-Delphi collective bargaining agreements referenced therein as modified.
          Section 1.71 “IUOE Releasing Parties” shall mean the IUOE, all employees and former employees of Delphi-Related Parties represented or formerly represented by the IUOE, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of the Delphi-Related Parties.
          Section 1.72 “Labor MOUs” shall mean the UAW MOU, the IUE-CWA MOU, the USW MOUs, the IAM MOU, the IBEW MOUs, and IUOE MOUs, collectively.
          Section 1.73 “Medical Claims Reimbursement Amount” shall have the meaning ascribed to such term in section 2.02(a)(i) hereof.
          Section 1.74 “Medicare Part D Subsidy Receipts” shall have the meaning ascribed to such term in section 2.02(a)(v) hereof.
          Section 1.75 “Net Liability Transfer” shall have the meaning ascribed to such term in section 2.03(c)(iii) hereof.
          Section 1.76 “Non-Represented Employees Releasing Parties” shall mean all non-represented hourly employees and former hourly employees of Delphi-Related Parties, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of the Delphi-Related Parties.
          Section 1.77 “Non-Represented EPBO” shall have the meaning ascribed to such term in section 2.02(e)(ii)(1) hereof.
          Section 1.78 “Non-Represented and Splinter EPBO Payment” shall have the meaning ascribed to such term in section 2.02(e) hereof.
          Section 1.79 “Non-Represented Employees Term Sheet” shall mean the “Term Sheet — Delphi Cessation and GM Provision of OPEB for Certain Unrepresented Delphi Employee and Retirees” entered into on or about July 31, 2007, by and among Delphi and GM.
          Section 1.80 “Normal Cost” shall have the meaning ascribed to such term in section 2.03(b)(iii) hereof.
          Section 1.81 “Note” shall have the meaning ascribed to such term in section 2.03(c)(iv) hereof.
          Section 1.82 “OPEB” shall mean post-retirement health care benefits and employer-paid post-retirement basic life insurance benefits, collectively.
          Section 1.83 “Ordinary Course Relationship” shall mean the ordinary course customer/supplier obligations owing between any Delphi-Related Party or any Delphi Affiliate Party, on the one hand, and any GM-Related Party, on the other hand, and matters related to,

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environmental, recall, product liability, and warranty obligations, but excluding matters relating to the agreements entered into in connection with the Separation and Settled Claims (as defined in the Warranty Settlement Agreement) other than the Environmental Matters Agreement (as defined in the Restructuring Agreement).
          Section 1.84 “Outstanding Issues” shall have the meaning ascribed to such term in the Recitals hereof.
          Section 1.85 “Party” or “Parties” shall have the meanings ascribed to such terms in the Preamble.
          Section 1.86 “PBM” shall have the meaning ascribed to such term in section 2.02(a)(iv) hereof.
          Section 1.87 “PBO” shall have the meaning ascribed to such term in section 2.03(c)(iii) hereof.
          Section 1.88 “Petition Date” shall mean, as applicable, (a) October 8, 2005 with respect to those Debtors filing their petitions for relief in the Bankruptcy Court on such date, or (b) October 14, 2005 with respect to those Debtors filing their petitions for relief in the Bankruptcy Court on such date.
          Section 1.89 “Plan” shall mean the chapter 11 plan of reorganization proposed by the Debtors in the Chapter 11 Cases, the terms of which are acceptable to GM which was filed with the Bankruptcy Court on September 6, 2007 and to which this Agreement is attached as Appendix 7.20(b).
          Section 1.90 “Plan Investors” shall mean A-D Acquisition Holdings, LLC, Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman Sachs & Co., and Pardus DPH Holding LLC.
          Section 1.91 “Preliminary Transferred Asset Amount” shall have the meaning ascribed to such term in section 2.03(c)(iii)(2)(A) hereof.
          Section 1.92 “Professional” shall mean any Person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.
          Section 1.93 “Proof of Claim” shall mean the proof of claim, as amended, filed by GM, on behalf of itself and certain of its Affiliates and subsidiaries, in the Chapter 11 Cases.
          Section 1.94 “PVB” shall have the meaning ascribed to such term in section 2.03(c)(v)(1) hereof.
          Section 1.95 “Reimbursement Period” shall have the meaning ascribed to such term in section 2.02(a) hereof.

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          Section 1.96 “Restructuring Agreement” shall mean the Master Restructuring Agreement between Delphi and GM, dated as of September 6, 2007.
          Section 1.97 “Retired Splinter EPBO” shall have the meaning ascribed to such term in section 2.02(e)(ii)(3) hereof.
          Section 1.98 “Second Tranche Date” shall have the meaning ascribed to such term in section 2.03(c)(iii)(2)(B) hereof.
          Section 1.99 “Section 365 Motion” shall mean the motion filed by the Debtors on March 31, 2006, with the Bankruptcy Court seeking authority to reject 5,472 supply contracts with GM pursuant to section 365 of the Bankruptcy Code.
          Section 1.100 “Separation” shall mean the transactions among GM, the Debtors, and Delphi Affiliate Parties occurring in connection with the entry into the Master Separation Agreement between Delphi and GM on January 1, 1999 and the transfer by GM and certain of its Affiliates of assets, liabilities, manufacturing sites, and employees relating to the former Delphi business sector of GM to certain of the Debtors and Delphi Affiliate Parties.
          Section 1.101 “Settlement Dispute” shall mean one or more defaults or disputes between GM and any of the Debtors in which (i) the aggregate amount in controversy (including the monetary value or impact of any injunctive relief) exceeds $500,000 (five hundred thousand dollars) and (ii) the claims asserted require the application or construction of this Agreement, the attachments or exhibits hereto (except for the Restructuring Agreement), or the provisions of the Plan relating to the subject matter of this Agreement. By way of clarification, it is not intended by the Parties that the term Settlement Dispute shall include commercial disputes that arise in the ordinary course of business with respect to the various current and future contracts pursuant to which any of the Debtors and/or the Delphi Affiliate Parties supplies components, component systems, goods, or services to any of the GM-Related Parties.
          Section 1.102 “Splinter Union Employees” shall mean the Delphi hourly employees or retirees who are or were represented by the IAM, the IBEW, or the IUOE.
          Section 1.103 “Standard GM Terms” shall mean the GM Terms and Conditions as revised in September 2004.
          Section 1.104 “Transfer Date” shall have the meaning ascribed to such term in section 2.03(c)(iii) hereof.
          Section 1.105 “Transferred Asset Amount” shall have the meaning ascribed to such term in section 2.03(c)(iii)(1) hereof.
          Section 1.106 “True-up Amount” shall have the meaning ascribed to such term in section 2.03(c)(iii)(2)(B) hereof.
          Section 1.107 “UAW” means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its applicable local unions.

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          Section 1.108 “UAW Benefit Guarantee” shall mean the Benefit Guarantee agreement between GM and the UAW, dated as of September 30, 1999.
          Section 1.109 “UAW Benefit Guarantee Term Sheet” shall mean the agreement among Delphi, GM, and the UAW, dated June 22, 2007, and annexed as Attachment B to the UAW MOU.
          Section 1.110 “UAW Buy Down Payments” shall mean the buy down payments required to be made by Delphi pursuant to Section C.5.c of the UAW MOU.
          Section 1.111 “UAW Buy Out Payments” shall mean the buy out payments required to be made by Delphi pursuant to Section C.5.b of the UAW MOU.
          Section 1.112 “UAW MOU” shall mean the “UAW-Delphi-GM Memorandum of Understanding – Delphi Restructuring” entered into as of June 22, 2007, as approved by the Bankruptcy Court on July 19, 2007, by and among Delphi, GM, and the UAW, including all attachments and exhibits thereto and the UAW-Delphi National Agreement referenced therein as modified.
          Section 1.113“ UAW Reimbursement Invoice” shall have the meaning ascribed to such term in section 3.02(j)(iv) hereof.
          Section 1.114 “UAW-Related Reimbursements” shall have the meaning ascribed to such term in section 3.02(j)(i) hereof.
          Section 1.115 “UAW Retirement Incentives” shall mean the $35,000 retirement incentives to be offered by Delphi pursuant to Section C.5.a of the UAW MOU and Attachment C thereto.
          Section 1.116 “UAW Releasing Parties” shall mean the UAW, all employees and former employees of Delphi-Related Parties represented or formerly represented by the UAW, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi-Related Parties.
          Section 1.117 “UAW SAP” shall mean the Initial UAW SAP, as supplemented by the “Supplement to UAW-GM-Delphi Special Attrition Program Agreement Dated March 22, 2006” entered into as of June 5, 2006, by and among Delphi, GM, and the UAW.
          Section 1.118 “UCC” shall mean the statutory committee of unsecured claimholders appointed in the Chapter 11 Cases.
          Section 1.119 “Unsecured Claims” shall mean trade claims and other unsecured claims (excluding unsecured funded debt claims, claims by the GM Parties, GM Surviving Claims, securities claims, customer and environmental obligations, employee-related (excluding collective bargaining obligations) and other obligations, and litigation exposure and other liabilities that are covered by insurance) against the Debtors in the Chapter 11 Cases that are either (x) allowed or (y) asserted but not yet expunged or disallowed.

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          Section 1.120 “USW” shall mean collectively the United Steelworkers of America and its local unions that represent or formerly represented the employees or former employees of the applicable Debtor entity.
          Section 1.121 “USW Benefit Guarantee” shall mean the Benefit Guarantee agreement between GM and the USW, dated December 13, 1999, and signed December 16 and 17, 1999.
          Section 1.122 “USW Benefit Guarantee Term Sheet” shall mean the agreement among Delphi, GM, and the USW, dated as of August 16, 2007, and annexed as Attachment B to the USW MOUs.
          Section 1.123 “USW Buy Out Payments” shall mean the buy out payment required to be made by Delphi pursuant to Section C.2 of the USW MOU – Home Avenue and Section C.1 of the USW MOU – Vandalia and Attachment C thereto.
          Section 1.124 “USW MOUs” shall mean collectively the “USW-Delphi-GM Memorandum of Understanding and Special Attrition Program – Vandalia – Delphi Restructuring” (“USW MOU – Vandalia”) and the “USW-Delphi-GM Memorandum of Understanding – Home Avenue – Delphi Restructuring” (“USW MOU – Home Avenue”), each entered into as of August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, by and among Delphi, GM, and the USW, including all attachments and exhibits thereto and all USW-Delphi collective bargaining agreements referenced therein as modified.
          Section 1.125 “USW-Related Reimbursements” shall have the meaning ascribed to such term in section 3.04(d)(i) hereof.
          Section 1.126 “USW Reimbursement Invoice” shall have the meaning ascribed to such term in section 3.04(d)(iv) hereof.
          Section 1.127 “USW Releasing Parties” shall mean the USW, all employees and former employees of Delphi-Related Parties represented or formerly represented by the USW, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi-Related Parties.
          Section 1.128 “USW Retirement Incentives” shall mean the $35,000 retirement incentives to be offered by Delphi pursuant to Section C.1.a of the USW- MOU — Home Avenue and Attachment C thereto and the payments required to be made by Delphi pursuant to Section C.6 of the USW — MOU - Home Avenue.
          Section 1.129 “Warranty Settlement Agreement” shall mean the Warranty, Settlement and Release Agreement and Covenant Not to Sue between Delphi and GM, dated as of August 14, 2007.

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ARTICLE II
COMMITMENTS REGARDING OPEB AND PENSION OBLIGATIONS
     Section 2.01 The Labor MOUs. To help facilitate the Debtors’ business, financial and operational restructuring, the Parties have resolved certain matters concerning Delphi’s OPEB and pension obligations by entering into the Labor MOUs and Non-Represented Term Sheet, all of which are incorporated herein by reference as if fully set forth herein. This summary of the terms of the Labor MOUs is qualified entirely by, and is subject to, the actual terms and conditions of the Labor MOUs. Nothing in Article II or III hereof is intended to limit, amend, modify, or supersede any term or condition in any of the Labor MOUs. The Labor MOUs provide, among other things, for:
               (a) the freezing in certain respects of the Delphi HRP;
               (b) Delphi’s cessation of hourly OPEB;
               (c) the extension of the period of time on or before which GM’s obligations under the GM-UAW Benefit Guarantee and GM – USW Benefit Guarantee may be triggered;
               (d) the extension of the period of time on or before which certain of Delphi’s obligations under the GM-Delphi Indemnification Agreement as to the UAW may be triggered;
               (e) the consensual triggering of the Benefit Guarantees and GM provision of OPEB to certain Delphi employees and retirees in a manner which relieves Delphi’s provision of OPEB;
               (f) the transfer of certain assets and liabilities from the Delphi HRP to the GM HRP pursuant to section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
               (g) GM provision of OPEB as referenced in the UAW SAP, the IUE-CWA SAP, the Non-Represented Term Sheet, and the special attrition programs negotiated with each union as part of the Labor MOUs.
          Section 2.02 Certain Payments Between GM and Delphi Relating To Hourly Employee Benefits.
               (a) GM Reimbursement for Delphi OPEB Costs. GM shall reimburse Delphi for Delphi’s aggregate cash spending for all actual, documented amounts paid by Delphi to provide OPEB to hourly retirees under the Delphi Health Care Program for Hourly Employees and the Delphi Life and Disability Benefits Program for Hourly Employees for the period commencing on January 1, 2007 and continuing through the Cessation Date (the

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“Reimbursement Period”). The first two reimbursement payments of amounts due under this section 2.02(a) shall be made within thirty (30) days of receipt of all of the documentation referenced in sections 2.02(b)(i) through 2.02(b)(iii) hereof reasonably sufficient to support such amounts and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. The final reimbursement payment of amounts due under this section 2.02(a) shall be made within thirty (30) days of receipt of all of the documentation referenced in sections 2.02(b)(i) through 2.02(b)(vi) hereof supporting such amounts and a representation from Delphi that such documentation is substantially complete and substantially accurate in all respects. The reimbursement amount shall be calculated as follows: the amounts set forth in sections 2.02(a)(i), 2.02(a)(ii), 2.02(a)(iii), 2.02(c), and any other amounts that the Parties may mutually agree in writing to include, reduced by the amounts set forth in sections 2.02(a)(iv) and 2.02(a)(v).
               (i) The actual self-insured Medical Claims (HSM, Durable Medical Equipment, Mental Health, Substance Abuse, Prescription Drug, Dental and Vision) for hourly retirees incurred in the Reimbursement Period and paid through the Cessation Date plus six months; plus the estimated additional claims costs completion value (the “Completion Costs”) for incurred but not paid claims for hourly retirees as calculated by Watson Wyatt and agreed to by GM (the “Medical Claims Reimbursement Amount”). No additional reimbursement shall be provided for the value of any medical claims costs associated with payment run-out not comprehended by the six month period and Completion Costs. GM shall reimburse Delphi for the Medical Claims Reimbursement Amount in three payments. The first payment shall reimburse claims incurred in the Reimbursement Period that are paid through the Cessation Date. The second payment shall reimburse the claims incurred in the Reimbursement Period that are paid in the three months following the Cessation Date. The third and final payment shall reimburse the claims incurred in the Reimbursement Period that are paid in the four to six months following the Cessation Date plus the Completion Costs.
               (ii) The actual paid HMO and DHMO premiums for hourly retirees (the “Actual HMO and DHMO Premiums”) for the Reimbursement Period.
               (iii) Actual administration fees paid to Delphi Health Care Program for Hourly Employees carriers (the “Carrier Administrative Fees”) based only on Delphi hourly retired contract counts for the Reimbursement Period; provided, however, that for carriers whom Delphi does not pay on a per contract basis, the Carrier Administrative Fees shall be determined by taking Delphi’s total administrative fees paid to such carrier during the Reimbursement Period, dividing that amount by the total population of Delphi participants serviced by the carrier during the Reimbursement Period, and then multiplying the quotient by the total number of retirees for whose OPEB GM is obligated to reimburse Delphi during the Reimbursement Period.

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               (iv) Allocated actual Prescription Drug Pharmacy Benefit Manager (“PBM”) rebates (the “Actual Prescription Drug PBM Rebate Amount”) received by Delphi from its PBM for the value of Delphi hourly retiree Prescription Drug claims for the Reimbursement Period. The Actual Prescription Drug PBM Rebate Amount shall consist of the amount of total PBM rebates attributable to hourly retirees received by Delphi for claims incurred during the Reimbursement Period. The Actual Prescription Drug PBM Rebate Amount shall be a credit against GM’s third and final payment of the Medical Claims Reimbursement Amount referenced in section 2.02(a)(i) hereof. If the Actual Prescription Drug PBM Rebate Amount is not available at the time the third and final payment of the Medical Claims Reimbursement Amount referenced in section 2.02(a)(i) is due, such payment shall be delayed until the Actual Prescription Drug PBM Rebate Amount is available; provided, however, that no later than one hundred eighty (180) days after GM receives the documentation referenced in sections 2.02(b)(i) through 2.02(b)(vi) (other than any incomplete or missing documentation under sections 2.02(b)(iv) and (b)(v) hereof), GM shall make an estimated payment to Delphi of the third and final payment of the Medical Claims Reimbursement Amount, which shall be reconciled upon receipt of any remaining documentation under sections 2.02(b)(iv) and (b)(v) hereof.
               (v) Actual Medicare Part D subsidy receipts related to Prescription Drug claims for Delphi hourly retirees incurred during the Reimbursement Period (the “Medicare Part D Subsidy Receipts”). The Medicare Part D Subsidy Receipts shall be a credit against GM’s third and final payment of the Medical Claims Reimbursement Amount referenced in section 2.02(a)(i) hereof. If the Medicare Part D Subsidy Receipts amount is not available at the time the third and final payment of the Medical Claims Reimbursement Amount, referenced in section 2.02(a)(i) is due, such payment shall be delayed until the Medicare Part D Subsidy Receipts amount is available; provided, however, that no later than one hundred eighty (180) days after GM receives the documentation referenced in sections 2.02(b)(i) through 2.02(b)(vi) hereof (other than any incomplete or missing documentation under sections 2.02(b)(iv) and (b)(v) hereof), GM shall make an estimated payment to Delphi of the third and final payment of the Medical Claims Reimbursement Amount, which shall be reconciled upon receipt of any remaining documentation under sections 2.02(b)(iv) and (b)(v) hereof.
               (vi) Upon final settlement of sections 2.02(a)(i), (a)(ii), (a)(iii), (a)(iv), and (a)(v), Delphi shall advise GM of any open credits, uncollected receivables, potential litigation settlements or other recoverable amounts directly associated with or allocable to Delphi hourly retirees for Medical Claims incurred in the Reimbursement Period. At that time, GM and Delphi shall establish a mutually agreed upon process to ensure GM is reimbursed these recoverable amounts within thirty (30) days of Delphi’s receipt of such recoveries. GM shall only be reimbursed for credits, uncollected receivables,

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potential litigation settlements, or other recoverable amounts to the extent GM paid Delphi for the initial claim; provided, however, that where such amounts are not tied to specific claims, the reimbursement amount shall be determined as follows: (x) for carriers and service providers that only provide services relating to Delphi’s hourly plan, the reimbursement amount shall be determined by taking the amount of the credits, uncollected receivables, potential litigation settlements, and other recoverable amounts, dividing that amount by the total population of Delphi hourly participants, and then multiplying the quotient by the total number of Delphi’s hourly retirees, and (y) for carriers and service providers which provide services for both the Delphi and salaried plans, the reimbursement amount shall be determined by taking the amount of the credits, uncollected receivables, potential litigation settlements, and other recoverable amounts, dividing that amount by the total population of Delphi participants, and then multiplying the quotient by the total number of Delphi’s hourly retirees.
               (vii) Escheatment responsibility for self-insured carriers’ uncashed checks, including those payments reimbursed by GM in section 2.02(a)(i) hereof, remain with Delphi or its carriers. GM does not assume any responsibility for escheatments related to the Delphi Health Care Program for Hourly Employees.
               (viii) Any hourly retiree claims appeals associated with Medical Claims or HMO and DHMO premiums incurred in the Reimbursement Period and any retroactive adjustments related to sections 2.02(a)(ii) and (a)(iii) hereof not comprehended in the original billing documentation shall be aggregated and addressed once per year following the final reimbursement payment.
               (b) Health Care Information Sharing. GM shall execute the PHI Protection Agreement, a copy of which is attached hereto as Exhibit D. Subject to GM’s execution of the PHI Protection Agreement, Delphi shall provide (to the extent available) GM with the eligibility records, self-insured Medical Claims, and insured health care arrangements for Delphi retirees for health care coverage provided by Delphi during the Reimbursement Period. The following documentation (to the extent available), including social security numbers and all identifying information, shall be made readily available to GM to document Delphi’s costs for the Delphi retirees, surviving spouses and dependents:
               (i) To document all incurred and paid self-insured Medical Claims (the Medical Claims Reimbursement Amount), Delphi shall provide to GM, as of the Cessation Date and monthly thereafter for a period of six months, full electronic claims and eligibility records, as available, transferred from Delphi’s data warehouse to GM’s similar data warehouse. Delphi shall also provide to GM claims data, in a mutually agreeable format, to document self-insured dental and vision coverages;

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               (ii) To document Actual HMO and DHMO Premiums, Delphi shall provide to GM, as of the Cessation Date, a data file listing all of the Delphi retirees enrolled for coverage under these insured arrangements along with the plan name, family status, and total individual monthly premium paid;
               (iii) To document Carrier Administrative Fees, Delphi shall provide GM mutually agreed upon eligibility records supporting hourly retiree contract counts and appropriate Carrier agreement schedules that document per contract administrative fees;
               (iv) To document the Actual Prescription Drug PBM Rebate Amount, Delphi shall provide PBM, banking, or other cash disbursement records to substantiate the amount of total PBM rebates received by Delphi for claims incurred during the Reimbursement Period and the amount of total Delphi prescription drug claims incurred during the Reimbursement Period;
               (v) To document Final Medicare Part D Subsidy Receipts, Delphi shall provide a data file, in a mutually agreeable format, of complete claim levels Medicare Part D subsidy reimbursement records and rebate factors applied; and
               (vi) Delphi shall also provide the most recent documentation and audit papers relative to claims or eligibility records along with supporting documentation on collection of overpayments incurred but not fully collected during the Reimbursement Period;
               (vii) GM recognizes that some of the information that Delphi will provide pursuant to this section 2.02 is proprietary to Delphi and its carriers and administrators. GM agrees that such information, which Delphi identifies in writing as being proprietary, including but not limited to rebate amounts, carrier administrative fees, and HMO/DHMO premium rates, shall not be disclosed to third parties (other than GM’s employees, agents, and advisors) except to the extent required by law, or to the extent such information otherwise becomes publicly available.
               (c) Post-Retirement Basic Life Insurance Reimbursement. GM agrees that reimbursement payments for employer paid life insurance premiums and administration of employer paid life insurance shall be made within thirty (30) days of receipt of appropriate documentation supporting such premiums and life insurance administration costs paid by Delphi relating to providing hourly employer-paid post-retirement life insurance benefits for the Reimbursement Period.
               (i) Until Covered Employees can be enrolled in the GM Life and Disability Benefits Program and the systems that support that program, Delphi shall maintain administration of the hourly employer-paid post-retirement life insurance benefits for employees through the current administrator (MetLife).

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Delphi and its current administrator shall assist GM in the transition of records to the GM life insurance administrator to be completed by March 1, 2008.
               (ii) Delphi shall immediately direct and use commercially reasonable efforts to cause its life insurance carrier (MetLife) to transfer to GM current reserves as of January 1, 2007, associated with Delphi hourly employer-paid post-retirement life insurance.
               (iii) Delphi shall immediately direct and use commercially reasonable efforts to cause its Optional Life, Dependent Life and Personal Accident Insurance Plan carrier (MetLife) to transfer the Delphi Rate Reduction Reserves for the Optional Life, Dependent Life and Personal Accident Insurance Plans to GM. The amount that will be transferred for each Plan shall be calculated by MetLife using the methodology agreed upon for flowbacks and check the box retirees. Upon the transfer, GM shall assume any and all obligations from Delphi to provide the benefits relating to the Delphi Rate Reduction Reserves for the Optional Life, Dependent Life and Personal Accident Insurance Plans transferred.
               (d) Delphi Payments for Benefit Avoidance.
               (i) Consistent with the applicable Benefit Guarantee Term Sheet, neither Delphi, a successor company, nor any Delphi operation divested after October 8, 2005 shall provide to Covered Employees any payments, contributions (matching or otherwise), or accruals to any defined benefit plan, defined contribution plan, or retiree welfare benefit plan (including, but not limited to payments, contributions, or accruals in a retiree medical account):
                    (1) relating to pension, for the period of time the Covered Employee is eligible to accrue credited service in the GM HRP in accordance with the applicable Benefit Guarantee Term Sheet; and
                    (2) relating to OPEB, to any Covered Employee or other employee who attains or can attain eligibility for GM provided or GM funded OPEB through any means; provided, however, that UAW-represented employees shall not be excluded solely by reason of the possibility that they could flow back to GM and, provided further, that IUE-CWA represented employees shall not be excluded solely by reason of the possibility that they could participate in the SEPO (i.e., Attachment G to the IUE-CWA MOU).
               (ii) UAW-Represented Covered Employees. During the period when UAW-represented Covered Employees accrue credited service in the GM HRP under paragraph 8.a of the UAW Benefit Guarantee Term Sheet, Delphi shall pay GM annually, by January 31 of each year for the preceding calendar year, an amount equal to (x) the FAS-87 service cost for a non-elective 5.4% of wages contribution to the Individual Retirement Plan provisions of the Delphi

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HRP that, but for the UAW Benefit Guarantee Term Sheet, these Covered Employees would otherwise be eligible for under the UAW-Delphi Supplemental Agreement dated April 29, 2004, as amended; provided, however, that such amount shall be adjusted for interest based on Delphi’s discount rate for FAS-87 pension accounting, and/or (y) if Delphi provides accruals in or contributions to any other defined benefit or defined contribution pension plan, the FAS-87 service cost of such benefits/accruals or the amount of such contributions that, but for the UAW Benefit Guarantee Term Sheet, such Covered Employees would otherwise be eligible for, provided, however, that such amount shall be adjusted for interest based on Delphi’s discount rate for FAS-87 pension accounting. Delphi shall have no reimbursement obligation relating to the Delphi Personal Savings Plan matching contribution that, but for the UAW Benefit Guarantee Term Sheet, these Covered Employees would otherwise be eligible for under the UAW-Delphi Supplemental Agreement dated April 29, 2004, as amended.
               (iii) IUE-CWA Represented Covered Employees.
                    (1) During the period IUE-CWA-represented Covered Employees accrue credited service in the GM HRP under paragraph 8.a of the IUE-CWA Benefit Guarantee Term Sheet, Delphi shall pay GM annually, by January 31 of each year for the preceding calendar year, an amount equal to (x) the non-elective 7% defined contributions based upon a standard 2,080 hour work year that these Covered Employees would otherwise be eligible for under the Delphi Personal Savings Plan in accordance with the IUE-CWA MOU, and/or (y) if Delphi provides accruals in or contributions to any other defined benefit or defined contribution pension plan, the FAS-87 service cost of such benefits/accruals or the amount of such contributions that, but for the IUE-CWA Benefit Guarantee Term Sheet, such Covered Employees would otherwise be eligible for.
                    (2) Commencing on the Effective Date of the IUE-CWA MOU (as defined therein), Delphi shall pay GM annually, by January 31 of each year for the preceding year, an amount equal to (x) the 1% defined contributions in lieu of OPEB, based upon a standard 2,080 hour work year, that IUE-CWA Covered Employees who can attain eligibility for GM-provided or GM-funded OPEB through any means (other than becoming employed by GM pursuant to the SEPO attachment to the IUE-CWA MOU) would otherwise be eligible for under the Delphi Personal Savings Plan in accordance with the IUE-CWA MOU, but for the IUE-CWA Benefit Guarantee Term Sheet, and/or (y) if Delphi provides accruals in or contributions to any other retiree welfare benefit plan, the FAS-87 service cost of such benefits/accruals or the amount of such contributions that, but for the IUE-CWA Benefit Guarantee Term Sheet, such Covered Employees would otherwise be eligible for. Such payments shall continue until the year following the year the last such Covered Employee separates or retires from Delphi.

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               (iv) USW Represented Covered Employees.
                    (1) During the period USW-represented Covered Employees accrue credited service in the GM HRP under paragraph 8.a of the USW Benefit Guarantee Term Sheet, Delphi shall pay GM annually, by January 31 of each year for the preceding calendar year, an amount equal to (x) the non-elective 7% defined contributions based upon a standard 2,080 hour work year that these Covered Employees would otherwise be eligible for under the Delphi Personal Savings Plan in accordance with the USW MOU, and/or (y) if Delphi provides accruals in or contributions to any other defined benefit or defined contribution pension plan, the FAS-87 service cost of such benefits/accruals or the amount of such contributions that, but for the USW Benefit Guarantee Term Sheet, such Covered Employees would otherwise be eligible for.
                    (2) Commencing on the Effective Date of the USW MOUs (as defined therein), Delphi shall pay GM annually, by January 31 of each year for the preceding year, an amount equal to (x) 25% of the notional accrual amount for Delphi-paid post retirement life insurance and the retiree medical account that USW Covered Employees who can attain eligibility for GM-provided or GM-funded OPEB through any means would otherwise be eligible for in accordance with the USW MOUs, but for the USW Benefit Guarantee Term Sheet, and/or (y) if Delphi provides accruals in or contributions to any other retiree welfare benefit plan, the FAS-87 service cost of such benefits/accruals or the amount of such contributions that, but for the USW Benefit Guarantee Term Sheet, such Covered Employees would otherwise be eligible for. Such payments shall continue until the year following the year the last such Covered Employee separates or retires from Delphi.
               (v) Forecasts. By December 1 of each year (including 2007), Delphi shall provide to GM a forecast of all payments referenced in this section 2.02(d) that are to be made by January 31 for the following two years.
               (vi) Supporting Documentation. In conjunction with the payments referenced in this section 2.02(d), Delphi shall provide to GM at the time of such payment supporting documentation by individual employee.
               (e) Delphi Payment for GM Assumption of OPEB for Active and Retired Splinter Union Employees and Active and Retired Non-Represented Hourly Employees. Consistent with Attachment B to the IAM MOU, IBEW MOUs, and IUOE MOUs and the Non-Represented Employees Term Sheet, GM is assuming OPEB responsibility for certain active and retired Splinter Union Employees and non-represented hourly active and retired employees. In exchange for this, Delphi shall pay GM within thirty (30) days of receipt of all of the documentation referenced in section 2.02(e)(i) the amounts of the Expected Post Retirement Benefit Obligation (“EPBO”) assumed by GM for active and retired Splinter Union Employees and non-represented hourly active and retired employees (the “Non-Represented and Splinter EPBO Payment”).

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               (i) To document the Non-Represented and Splinter EPBO Payment, GM shall provide Delphi within ninety (90) days of the Effective Date a calculation by GM’s actuaries (Watson Wyatt and MetLife). The EPBO shall be valued at the GM’s IUE plan value, as measured in GM’s first OPEB valuation on or after the Effective Date.
               (ii) The Non-Represented and Splinter EPBO Payment shall be the sum of the following:
                    (1) 100% of the EPBO assumed by GM as of or prior to the Effective Date for active and retired non-represented hourly employees, eligible to receive OPEB from GM (the “Non-Represented EPBO”);
                    (2) 100% of the EPBO assumed by GM as of the Effective Date for active Splinter Union Employees (the “Active Splinter EPBO”); and
                    (3) 50% of the EPBO assumed by GM as of or prior to the Effective Date for retired Splinter Union Employees eligible to receive OPEB from GM (the “Retired Splinter EPBO”).
               (f) Cessation of Delphi OPEB True-up Obligations. Delphi has no obligation to make any OPEB true-up payments for or in relation to hourly employees at business units divested from Delphi prior to May 28, 1999 or Delphi-to-GM flowback employees regardless of when such flowback occurred or occurs.
               (g) Audit Rights. GM and its representatives at GM’s expense shall have the right to audit all information used to derive any calculation or payment amount referenced in this section 2.02; provided, however, that (1) GM shall provide reasonable advance written notice of such audit and (2) such audit shall be conducted during normal business hours to the extent feasible without unreasonably interfering with Delphi’s normal operations. Delphi’s service providers, subject to and consistent with the applicable service provider contract, shall fully cooperate with any such audit. Each Party’s actuaries shall have the right to review the actuarial calculations, including underlying actuarial assumptions, for payments referenced in this section 2.02. Delphi and GM shall comply with reasonable requests from the other company’s principal outside corporate auditors regarding this section 2.02.
               (h) Information List. Delphi shall provide to GM within ten (10) business days after the Effective Date an initial list of the following information as of the Effective Date for all Delphi active (with a seniority date on or before May 28, 1999) and retired hourly employees: social security number, name, birth date, credited service, wage rate, union affiliation, and active or retired status, and whether Delphi has them designated as a Covered Employee who can attain eligibility for GM-provided or GM-funded OPEB through any means (other than becoming employed by GM pursuant to the SEPO attachment to the IUE-CWA MOU or becoming a flowback pursuant to the UAW CBA). The final determination of who is such a Covered Employee shall be made by GM. The list shall also include the applicable

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information for eligible surviving spouses of such Covered Employees. Three months after the date the initial list is provided, Delphi shall provide a final list with the information requested.
               (i) Offset. Notwithstanding anything to the contrary in this Agreement or the Restructuring Agreement, any payment by GM or Delphi of any invoiced amount pursuant to this section 2.02 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.04 hereof.
          Section 2.03 Treatment of Delphi’s Pension Plans. To help facilitate the Debtors’ business and financial restructuring, the Parties have resolved certain matters concerning Delphi’s pension obligations by entering into the Labor MOUs, all of which are incorporated herein by reference as if fully set forth herein. The Parties agree to the following actions with respect to Delphi’s pension plans:
               (a) Pension Freeze. Pursuant to the Plan and the Labor MOUs, Delphi shall amend the Delphi HRP as set forth in the Labor MOUs so as to freeze benefit accruals for future service as soon as practicable following the Effective Date; provided, however, that the Individual Retirement Plan provisions of the Delphi HRP shall not be frozen.
               (b) GM Reimbursement for Delphi Normal Cost Credited Service.
               (i) GM shall reimburse Delphi for the “Normal Cost” of credited service accrued in the Delphi HRP by hourly employees (other than employees participating in the 2006 UAW or IUE-CWA Special Attrition Programs and, for employees participating in the pre-retirement program option in the 2007 UAW, IUE-CWA, or USWA Special Attrition Program – Transformation, other than normal cost of credited service accrued following the commencement of the pre-retirement program period) between the Trigger Date and the Freeze Date.
               (ii) Payment shall be made by GM to Delphi following the Freeze Date and within thirty (30) days of receipt by GM of an agreed-upon calculation from Watson Wyatt that sets forth the “normal cost” of such accrued credited service. The amount shall be calculated by Watson Wyatt acting on behalf of Delphi and confirmed by Watson Wyatt acting on behalf of GM; provided, however, that GM shall make such payment within thirty (30) days of GM’s receipt of the original calculation made by Watson Wyatt acting on behalf of Delphi.
               (iii) “Normal Cost” shall be defined as the current liability normal cost at the Trigger Date (as defined under ERISA calculated at the highest allowable interest rate) incurred by Delphi to the Delphi HRP for credited service earned by such individuals in the specified time period less the normal cost that would have been incurred with respect to such individuals during this time period had the Delphi HRP been frozen as of the Trigger Date.

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               (c) Transfer of Certain Pension-Related Assets and Liabilities.
               (i) Delphi and GM shall cause a transfer of pension assets and liabilities from the Delphi HRP to the GM HRP as set forth in the Labor MOUs. This transfer is part of the overall Delphi restructuring and is designed to improve the funding level of the Delphi HRP. The transfer shall have no effect on accrued pension benefits for employees who either remain in the Delphi HRP or are transferred to the GM HRP. Such transfer shall be in the amount set forth in section 2.03(c)(iii)(1) hereof and shall be conducted in accordance with Section 414(l) of the Code and Section 208 of ERISA.
               (ii) IRS Ruling.
               The transfer shall be subject to the Internal Revenue Service (“IRS”) ruling issued to Delphi and GM on May 29, 2007 related to the transfer (the “IRS Ruling”) and the continued application of the funding waiver with respect to the Delphi HRP issued to Delphi by the IRS on May 1, 2007, as modified by the IRS on July 13, 2007, including any modifications to either of such rulings approved by the IRS. Delphi shall use all commercially reasonable efforts to promptly seek any other rulings that may be required in the future to minimize the inclusion of contributions receivable in the transfer calculation and to otherwise minimize the level of assets to be transferred while still achieving the full net liability transfer.
               (iii) Mechanics.
                    (1) Notwithstanding the valuation of assets and liabilities under the IRS Ruling (including the required assumptions), it is agreed that the Net Liability Transfer from the Delphi HRP to the GM HRP shall approximate $1.5 billion, within $0.5 million, calculated as of the Transfer Date. For purposes of this Agreement, the “Transfer Date” shall mean the effective date of the 414(l) transfer which shall occur as soon as practicable in calendar year 2008 provided that the Effective Date has occurred and in no event later than five (5) days after the occurrence of the Effective Date. For purposes of this Agreement, the term “Net Liability Transfer” shall be defined as the FAS 87 Projected Benefit Obligation (the “PBO”) transferred from the Delphi HRP as of the Transfer Date, based on GM’s assumptions and methods as of the latest measurement date for annual pension expense purposes of the GM HRP and the discount rate as of the last day of the month when the transfer takes place (the “Gross Liability”), less the market value of corresponding assets calculated pursuant to Section 414(l) of the Code and the IRS Ruling using assumptions and methods agreed to with the IRS and agreed upon by GM and Delphi actuaries, that are transferred to the GM HRP as of the Transfer Date (the “Transferred Asset Amount”).
                    (2) Delphi shall make the transfer of the Transferred Asset Amount in two tranches. The first tranche shall be completed

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within ten (10) days of the Transfer Date, or such later date as agreed to by GM and Delphi (the “First Tranche Date”).
                    (A) With the first tranche, 90% of the Transferred Asset Amount shall be transferred from the Delphi HRP to the GM HRP based on the most recent valuation work by Delphi’s actuaries, Watson Wyatt, projected to the Transfer Date (the “Preliminary Transferred Asset Amount”). The Delphi HRP shall make all benefit payments after the Transfer Date and through the First Tranche Date, and the GM HRP shall reimburse the Delphi HRP for these benefit payments after the First Tranche Date with applicable interest at the FAS 87 discount rate for the GM HRP used to calculate the Net Liability Transfer. The GM HRP shall make all benefit payments after the First Tranche Date or, if not administratively practicable, such later date as agreed to by GM and Delphi.
                    (B) The second tranche shall be completed within five months of the First Tranche Date, or such later date as agreed to by GM and Delphi (the “Second Tranche Date”). The second tranche shall consist of the remaining plan assets (the “True-up Amount”) necessary to be transferred so that 100% of the Transferred Asset Amount is transferred. The True-Up Amount shall equal the amount of the 414(l) assets based on actual data as of the Transfer Date less the Preliminary Transferred Asset Amount. The assets transferred on the First or Second Tranche Date shall be adjusted to reflect the Delphi HRP’s actual rate of return on assets for the time period between the Transfer Date and the date the assets are actually transferred to the GM HRP.
                    (3) Additional terms of the transfer, including the determination of the participants for whom benefit liabilities and corresponding assets shall be included in the transfer, shall be as set forth in the Benefit Guarantee Term Sheets.
               (iv) Delphi Note. On the Transfer Date, Delphi shall issue a note (the “Note”) to GM in the principal amount of $1.5 billion, with an interest rate to be agreed upon such that the market value of the Note will be equal to $1.5 billion. The Note shall be paid within ten (10) days of the Transfer Date. Within ten (10) days after the date the True-up Amount is determined, the Delphi actuary shall calculate the actual amount of the Net Liability Transfer using the actuarial assumptions and methods described above. GM or Delphi shall pay, within ten (10) days after determination of the Net Liability Transfer, to the other party the difference between the Net Liability Transfer and $1.5 billion, plus applicable interest. GM shall pay Delphi if the Net Liability Transferred is less

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than $1.5 billion. Delphi shall pay GM if the Net Liability Transfer is greater than $1.5 billion. The applicable interest rate shall be the discount rate used to calculate the Gross Liability as of the Transfer Date. The GM HRP actuary shall be entitled to review the calculations of the Net Liability Transfer to confirm their reasonableness and accuracy. In the event that due to an error or omission regarding the individuals whose assets and liabilities are transferred, any net liability in addition to the amounts described above is subsequently transferred to the GM HRP or returned to the Delphi HRP, Delphi or GM, as applicable, shall make a cash payment to the other company equal to such additional amount.
               (v) Delphi Obligation for Delphi Active PRP Participants. To the extent that active Delphi PRP participants are included in the transfer, GM shall assume the responsibility for providing future service for this population under the GM HRP subject to Delphi providing GM with compensation equal to the value of this additional obligation (“Incremental PRP Obligation”) through an increase in the value of the Note or direct cash payment on the Transfer Date. The Incremental PRP Obligation shall equal the difference between:
                    (1) the present value of benefits (“PVB”) for Delphi PRP participants assuming the full Delphi HRP basic benefit and early retirement supplement (and related benefits) payable at thirty (30) years of credited service shall be earned; and
                    (2) the PBO for Delphi PRP participants including the portion of the Delphi HRP basic benefit and early retirement supplement (and related benefits) earned based on credited service on the Transfer Date. For this purpose, the early retirement supplement shall be deemed “earned” pro rata over thirty (30) years of service, even though a participant who terminates before thirty (30) years of service generally is not entitled to a supplement.
                    (3) The PBO and PVB referenced in this section 2.03(c)(v) shall be calculated based on GM’s assumptions and methods as of the latest measurement date for pension expense purposes of the GM HRP and the discount rate as of the last day of the month in which the Transfer Date takes place.
               (vi) Description of Delphi Pension Trust. Assets of the Delphi HRP are held in a pension trust (the “Delphi Pension Trust”) and the assets of the GM HRP are also held in a pension trust (the “GM Pension Trust”). The Delphi Pension Trust and the GM Pension Trust have assets invested in the same commingled trusts and other investment vehicles. The assets involve a combination of privately-held and publicly held securities and other investment forms. GMIMCo shall determine, subject to Delphi’s approval, which Delphi HRP assets are transferred on each of the First Tranche Date and Second Tranche Date. The determination shall be in accordance with the 414(l) asset allocation of

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the Delphi HRP participant liabilities to be transferred. Assets shall be transferred in-kind in a trust-to-trust transfer.
               (vii) Tax Treatment of the Note. The Note shall be deducted by Delphi and included in the taxable income of GM when issued.
               (d) Pension Funding. As soon as practicable following the Effective Date, Delphi shall fund an amount that satisfies the minimum funding standard for the Delphi HRP under Code Section 412 but in no event before the transfer of Delphi HRP liabilities under Code Section 414(l) discussed in Section 2.03 above.
               (e) Rights to Review Calculations. Each Party’s actuaries shall have the right to review the actuarial calculations, including underlying actuarial assumptions, for payments referenced in this section 2.03. Delphi and GM shall comply with reasonable requests from the other company’s principal outside corporate auditors regarding this section 2.03.
               (f) Information List. Delphi shall provide to GM within ten (10) business days after the Effective Date an initial list of the following information as of the Effective Date for all Delphi active (with a seniority date on or before May 28, 1999) and retired hourly employees: social security number, name, birth date, credited service, wage rate, union affiliation, and active or retired status, and whether Delphi has them designated as a Covered Employee. The final determination of who is a Covered Employee shall be made by GM. The list shall also include information regarding surviving spouses of potential Covered Employees who may have a pension benefit under the Retirement Equity Act of 1984. Three months after the initial list is provided, Delphi shall provide a final list with the information requested.
               (g) Offset. Notwithstanding anything to the contrary in this Agreement or the Restructuring Agreement, any payment by GM or Delphi of any invoiced amount pursuant to this section 2.03 shall be subject to the right of GM or Delphi, as applicable, to offset all or part of such payment as provided in section 7.04 hereof.
ARTICLE III
OTHER GM CONTRIBUTIONS TO LABOR MATTERS
          To assist Delphi in its continued transformation to more competitive wage and benefit levels, to address capacity, divestiture, work rules, and staffing level issues, and to better position Delphi to retain existing business and attract new business, GM has agreed to make or hereby agrees to make, as applicable, certain additional contributions as set forth below. All references herein to contributions already agreed to by GM in the Restructuring Agreement, the UAW SAP, the IUE-CWA SAP, and the Labor MOUs are qualified entirely by, and are subject to, the actual terms and conditions of such agreements. Nothing in Article III hereof is intended to limit, amend, modify, or supersede any term or condition in any of the Restructuring Agreement, the UAW SAP, the IUE-CWA SAP, or the Labor MOUs.

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          Section 3.01 Assumption of Labor-Related Obligations. GM is agreeing in the Restructuring Agreement to assume certain labor-related obligations set forth in Article IV therein.
          Section 3.02 UAW. With respect to the UAW-represented employees:
               (a) UAW SAP. GM agreed in the UAW SAP to provide financial support for an attrition program to certain UAW-represented employees as set forth therein, which support included: (i) reimbursing Delphi for certain retirement incentives; (ii) assuming OPEB for certain UAW-represented employees; (iii) backstopping active healthcare and life insurance coverage for certain UAW-represented employees; and (iv) reimbursing Delphi for one-half of certain buy-out payments actually paid by Delphi;
               (b) UAW MOU. GM agreed pursuant to the UAW MOU to provide financial support for an additional attrition program to certain UAW-represented employees as set forth in Section C.5 of the UAW MOU and Attachment C thereto, which support included: (i) assuming OPEB for certain UAW-represented employees and (ii) backstopping active healthcare and life insurance coverage for certain UAW-represented employees;
               (c) UAW Retirement Incentives. GM agrees to reimburse Delphi using the procedure set forth in section 3.02(j) herein for the $35,000 UAW Retirement Incentives actually paid by Delphi pursuant to Section C.5.a of the UAW MOU and Attachment C thereto;
               (d) UAW Buy Out Payments. GM agrees to reimburse Delphi using the procedure set forth in section 3.02(j) herein for one-half of the UAW Buy Out Payments actually paid by Delphi pursuant to Section C.5.b of the UAW MOU and Attachment C thereto;
               (e) UAW Buy Down Payments. GM agrees to reimburse Delphi using the procedure set forth in section 3.02(j) herein for all of the UAW Buy Down Payments actually paid by Delphi pursuant to Section C.5.c of the UAW MOU;
               (f) Flowbacks. GM agreed pursuant to the UAW MOU to provide UAW-represented employees, who were on roll prior to October 8, 2005, without a valid flowback application on file, a final opportunity to apply for flowback by October 1, 2007, as set forth in Section C.1 therein;
               (g) Job Opportunities. GM agreed pursuant to the UAW MOU to offer job opportunities at GM, as set forth in Section C.2 therein, to certain UAW-represented employees who were hired after October 18, 1999, but prior to October 8, 2005;
               (h) UAW Claim. GM agreed pursuant to the UAW MOU to settle the UAW’s claim against Delphi, which claim Delphi has not acknowledged, by making a payment in the amount of $450 million, which the UAW has directed to be paid directly to the DC VEBA established pursuant to the settlement agreement approved by the court in the case of Int‘l Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991, in the United States District Court for the Eastern District of Michigan; and

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               (i) Costs of Pre-Retirement Program. Delphi agrees to continue to provide monthly wage payments and active employment benefits to PRP participants pursuant to the UAW MOU. Commencing October 1, 2007, notwithstanding the requirements of the UAW MOU, Delphi shall continue to provide PRP participants with active health care coverage from Delphi in accordance with the “traditional option” of its pre-October 1, 2007 hourly health care program. This level of coverage shall be higher than that called for in the UAW-Delphi Supplemental Agreement dated April 29, 2004. GM shall bear the financial responsibility for any difference in the level of coverage between that which Delphi is continuing to provide per this section 3.02(i) and that which Delphi otherwise provides to its active UAW-represented employees as of October 1, 2007. Upon the conclusion of the GM-UAW national contract negotiations but in no event later than December 31, 2007, GM and Delphi shall cooperate to implement an appropriate administrative fix consistent with their respective contractual obligations regarding the level of health care for PRP participants; it being understood that Delphi shall bear financial responsibility for the level of PRP active health care coverage Delphi provides other active UAW represented employees as of October 1, 2007, and GM shall bear financial responsibility only to the extent that the GM level of active health care coverage for active GM UAW-represented employees exceeds the Delphi level.
               (j) Reimbursement Procedure. The reimbursements of the UAW Retirement Incentives, the UAW Buy Out Payments, and the UAW Buy Down Payments shall be made according to the following procedure:
               (i) GM shall reimburse Delphi for 100% of the UAW Retirement Incentives, 50% of the UAW Buy Out Payments, and 100% of the UAW Buy Down Payments, as applicable, plus 100% of the incremental Delphi portion of FICA taxes paid due to the UAW Retirement Incentives, 50% of the incremental Delphi portion of FICA taxes paid due to the UAW Buy Out Payments, and 100% of the incremental Delphi portion of FICA taxes paid due to the UAW Buy Down Payments, as applicable (collectively, the “UAW-Related Reimbursements”).
               (ii) The UAW Retirement Incentives, the UAW Buy Out Payments, and the UAW Buy Down Payments shall be made through Delphi payroll in the month that the employee retirement or buy out is effective, or, regarding buy down, the month each required payment is made, or as soon as possible thereafter. Delphi shall be responsible for all information reporting obligations arising from the UAW Retirement Incentives, the UAW Buy Out Payments, and the UAW Buy Down Payments and for remittance of all associated tax withholding and payroll taxes to the applicable taxing authorities.
               (iii) The UAW Retirement Incentives, the UAW Buy Out Payments, and the UAW Buy Down Payments shall be reviewed by Delphi for garnishments, child support, or other payments for which Delphi is legally required to reduce payments to be made to an employee. GM shall reimburse Delphi the full amount due hereunder without regard to any legally required reduction of payments to an employee.

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               (iv) The amount of the UAW-Related Reimbursements and supporting detail showing the UAW Retirement Incentives, the UAW Buy Out Payments, and the UAW Buy Down Payments made by Delphi shall be provided in an invoice to GM (the “UAW Reimbursement Invoice”). The UAW Reimbursement Invoice shall be supported by the following information regarding each Delphi employee receiving such payment: name, social security number, CISCO code, last plant location, last employment status, date of retirement (if applicable), retirement type code (if applicable) (e.g. 30 & out, 85 point, 60 & 10, normal), date of separation (if applicable), the nature and amount of the payment, payment date, roll number, and detail showing the incremental Delphi portion of FICA tax payments made due to the UAW Retirement Incentives, the UAW Buy Out Payments, or the UAW Buy Down Payments, as applicable. Such UAW Reimbursement Invoice shall contain a representation that such information is substantially complete and substantially accurate in all respects.
               (v) GM shall pay all amounts in each UAW Reimbursement Invoice that contains all information and representations required by section 3.02(j)(iv) hereof within thirty (30) days following the receipt by GM of each respective UAW Reimbursement Invoice or as otherwise agreed by GM and Delphi (if the 30th day falls on a weekend or holiday, GM shall pay Delphi on the next business day).
               (k) Audit Rights. Delphi shall (a) permit GM and/or its agents at GM’s expense to audit all information used to derive any calculation or payment amount referenced in this section 3.02, and (b) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, and (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities.
               (l) Offset. Notwithstanding anything to the contrary in this Agreement or the Restructuring Agreement, any payment by GM of any invoiced amount pursuant to this section 3.02 shall be subject to GM’s right to offset all or part of such payment as provided in section 7.04 hereof.
          Section 3.03 IUE-CWA. With respect to the IUE-CWA-represented employees:
               (a) IUE-CWA Labor Transformation.
               (i) IUE-CWA SAP. GM agreed in the IUE-CWA SAP to provide financial support for an attrition program to certain IUE-CWA-represented employees as set forth therein, which support included: (1) assuming OPEB for certain IUE-CWA-represented employees; (2) backstopping active healthcare and life insurance coverage for certain IUE-CWA-represented

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employees; (3) reimbursing Delphi for certain retirement incentives; and (4) reimbursing Delphi for one-half of certain buy-out payments actually paid by Delphi.
               (ii) IUE-CWA MOU. GM agreed pursuant to the IUE-CWA MOU to provide financial support for an attrition program for certain IUE-CWA-represented employees as set forth in Section C.3 of the IUE-CWA MOU and Attachment C thereto, which support included: (1) assuming OPEB for certain IUE-CWA-represented employees; and (2) backstopping active healthcare and life insurance coverage for certain IUE-CWA-represented employees.
               (iii) SEPO Opportunities. GM agreed pursuant to the IUE-CWA MOU to offer SEPO Opportunities to all current active IUE-CWA Employees hired prior to October 18, 1999 (other than those IUE-CWA Employees employed at the Gadsden Site) as set forth in Attachment G of the IUE-CWA MOU.
               (iv) IUE-CWA Buy Down Amount.
                    (1) To fund the IUE-CWA buy downs, GM agrees to pay to Delphi an amount equal to the sum of $105,000 times the number of production employees who do not accept an attrition option in any amount at any site (excluding Gadsden and temporary employees) plus $10,000 times the number of skilled trades employees who do not accept an attrition option in any amount at any site (excluding Gadsden and temporary employees) as set forth in Section C.3.c. and Attachments A and F of the IUE-CWA MOU (the “IUE-CWA Buy Down Amount”).
                    (2) No later than thirty (30) days before the Effective Date, Delphi shall deliver to GM an invoice for the IUE-CWA Buy Down Amount (the “IUE-CWA Buy Down Amount Invoice”), which shall include the names of the Delphi employees referenced in section 3.03(a)(iv)(1), and the last plant location, last employment status, job classification of, and shall contain a representation that such information is substantially complete and substantially accurate in all respects.
                    (3) GM shall pay the amount in the IUE-CWA Buy Down Amount Invoice on the later of (i) the Effective Date and (ii) thirty (30) days following the receipt by GM of the IUE-CWA Buy Down Amount Invoice that contains all information and representations required by section 3.03(a)(iv)(2).
               (v) IUE-CWA Buy Out Payments. GM agrees to reimburse Delphi using the procedure set forth in section 3.03(e) herein for one-half of the IUE-CWA Buy Out Payments actually paid by Delphi pursuant to Section C.3.b of the IUE-CWA MOU and Attachment C thereto.

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               (vi) Retirement Incentives. GM agrees to reimburse Delphi using the procedure set forth in section 3.03(e) herein for the $35,000 IUE-CWA Retirement Incentives actually paid by Delphi pursuant to Section C.3.a of the IUE-CWA MOU and Attachment C thereto.
               (b) GM IUE-CWA Payment. GM agrees to pay Delphi a sum total amount of $25 million (the “GM IUE-CWA Payment”) on the Effective Date to provide for costs and expenses incurred by Delphi in connection with the execution and performance of the IUE-CWA MOU.
               (c) IUE-CWA Claim. GM agrees to pay an amount equal to $26 million on the Effective Date as reimbursement to Delphi for a portion of the allowed claim under the IUE-CWA MOU.
               (d) Costs of Pre-Retirement Program. Delphi agrees to continue to provide monthly wage payments and active employment benefits to PRP participants pursuant to the IUE-CWA MOU. Commencing October 1, 2007, notwithstanding the requirements of the IUE-CWA MOU, Delphi shall continue to provide PRP participants with active health care coverage from Delphi in accordance with the pre-October 1, 2007 hourly health care program option applicable to each of the PRP participants. This level of coverage shall be higher than called for in the IUE-CWA MOU. GM shall bear the financial responsibility for any difference in the level of coverage between that which Delphi is continuing to provide per this section 3.03(d) and that which Delphi otherwise provides to its active IUE-CWA represented employees as of October 1, 2007. Upon the conclusion of the GM-IUE-CWA national contract negotiations but in no event later than December 31, 2007, GM and Delphi shall cooperate to implement an appropriate administrative fix consistent with their respective contractual obligations regarding the level of health care for PRP participants; it being understood that Delphi shall bear financial responsibility for the level of PRP active health care coverage Delphi provides other active IUE-CWA represented employees as of October 1, 2007, and GM shall bear financial responsibility only to the extent that the GM level of active health care coverage for active GM IUE-CWA represented employees exceeds the Delphi level.
               (e) Reimbursement Procedure. The reimbursement or payment, as applicable, of the IUE-CWA Retirement Incentives and the IUE-CWA Buy Out Payments shall be made according to the following procedures:
               (i) GM shall reimburse Delphi for 100% of the IUE-CWA Retirement Incentives, 50% of the IUE-CWA Buy Out Payments, 100% of the incremental Delphi portion of FICA taxes paid due to the IUE-CWA Retirement Incentives, and 50% of the incremental Delphi portion of FICA taxes paid due to the IUE-CWA Buy Out Payments, as applicable (collectively, the “IUE-CWA-Related Reimbursements”).
               (ii) The IUE-CWA Retirement Incentives, and the IUE-CWA Buy Out Payments shall be made through Delphi payroll in the month that the employee retirement or buy out is made, or as soon as possible thereafter.

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Delphi shall be responsible for all information reporting obligations arising from the IUE-CWA Retirement Incentives and the IUE-CWA Buy Out Payments, and for remittance of all associated tax withholding and payroll taxes to the applicable taxing authorities.
               (iii) The IUE-CWA Retirement Incentives and the IUE-CWA Buy Out Payments shall be reviewed by Delphi for garnishments, child support, or other payments for which Delphi is legally required to reduce payments to be made to an employee. GM shall reimburse Delphi the full amount due hereunder with respect to the IUE-CWA Retirement Incentives and the IUE-CWA Buy Out Payments without regard to any legally required reduction of payments to an employee.
               (iv) The amount of the IUE-CWA-Related Reimbursements and the supporting detail showing the IUE-CWA Retirement Incentives and the IUE-CWA Buy Out Payments made by Delphi shall be provided in an invoice to GM (the “IUE-CWA Reimbursement Invoice”). The IUE-CWA Reimbursement Invoice shall be supported by the following information regarding each Delphi employee receiving such payment: name, social security number, CISCO code, last plant location, last employment status, date of retirement (if applicable), retirement type code (if applicable) (e.g. 30 & out, 85 point, 60 & 10, normal), date of separation (if applicable), the nature and amount of the payment, payment date, roll number, and detail showing the incremental Delphi portion of FICA tax payments made related to the IUE-CWA-Related Reimbursements. Such IUE-CWA Reimbursement Invoice shall contain a representation that such information is substantially complete and substantially accurate in all respects.
               (v) GM shall pay all amounts in each IUE-CWA Reimbursement Invoice that contains all information and representations required by section 3.03(e)(iv) hereof within thirty (30) days following the receipt by GM of each respective IUE-CWA Reimbursement Invoice or as otherwise agreed by GM and Delphi (if the 30th day falls on a weekend or holiday, GM shall pay Delphi on the next business day).
               (f) Audit Rights. Delphi shall (i) permit GM and/or its agents at GM’s expense to audit all information used to derive any calculation or payment amount referenced in this section 3.03 and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit and (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities.
               (g) Notwithstanding anything to the contrary in this Agreement, GM shall make no payments or reimbursements under this section 3.03 that relate to the Gadsden facility.

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               (h) Offset. Notwithstanding anything to the contrary in this Agreement or the Restructuring Agreement, any payment by GM of any invoiced amount pursuant to this section 3.03 shall be subject to GM’s right to offset all or part of such payment as provided in section 7.04 hereof.
          Section 3.04 USW. With respect to the USW-represented employees:
               (a) USW MOUs.
               (i) USW SAP. GM agreed pursuant to the USW MOUs to provide financial support for the USW SAP as set forth in Section C of the USW MOU-Home Avenue and Attachment C thereto, which support shall include: (i) assuming OPEB for certain USW-represented employees and (ii) backstopping active healthcare and life insurance coverage for certain USW-represented employees.
               (ii) USW Buy Out Payments. GM agrees to reimburse Delphi using the procedure set forth in section 3.04(d) herein for one-half of the USW Buy Out Payments actually paid by Delphi pursuant to Section C.2 of the USW MOU – Home Avenue and Section C.1 of the USW MOU – Vandalia and Attachment C thereto.
               (iii) Retirement Incentives. GM agrees to reimburse Delphi using the procedure set forth in section 3.04(d) herein for the USW Retirement Incentives actually paid by Delphi pursuant to Section C of the USW MOU-Home Avenue and Attachment C thereto.
               (b) USW Claim. In resolution of certain claims asserted by the USW, including in connection with the modification of retiree benefit programs, and without any acknowledgement by either GM or Delphi of those claims, GM agreed pursuant to the USW MOU – Home Avenue to pay the amount of $9 million to the VEBA described in Section F.3 of the USW MOU – Home Avenue.
               (c) Costs of Pre-Retirement Program. Delphi agrees to continue to provide monthly wage payments and active employment benefits to PRP participants pursuant to the USW MOU – Home Avenue. Delphi shall provide such PRP participants active health care as described in Section E.12 of the USW MOU – Home Avenue. GM shall have no obligation to reimburse Delphi for providing this level of active health care to the USW PRP participants.
               (d) Reimbursement Procedure. The reimbursement or payment, as applicable of the USW Retirement Incentives and the USW Buy Out Payments shall be made according to the following procedure:
               (i) GM shall reimburse Delphi for 100% of the USW Retirement Incentives and 50% of the USW Buy Out Payments, as applicable, plus 100% of the incremental Delphi portion of FICA taxes paid due to the USW

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Retirement Incentives and 50% of the incremental Delphi portion of FICA taxes paid due to the USW Buy Out Payments, as applicable (collectively, the “USW-Related Reimbursements”).
               (ii) The USW Retirement Incentives and the USW Buy Out Payments shall be made through Delphi payroll in the month that the employee retirement or buy out is made, or as soon as possible thereafter. Delphi shall be responsible for all information reporting obligations arising from the USW Retirement Incentives and the USW Buy Out Payments and for remittance of all associated tax withholding and payroll taxes to the applicable taxing authorities.
               (iii) The USW Retirement Incentives and the USW Buy Out Payments shall be reviewed by Delphi for garnishments, child support, or other payments for which Delphi is legally required to reduce payments to be made to an employee. GM shall reimburse Delphi the full amount due hereunder without regard to any legally required reduction of payments to an employee.
               (iv) The amount of the USW-Related Reimbursements and supporting detail showing the USW Retirement Incentives and the USW Buy Out Payments made by Delphi shall be provided in an invoice to GM (the “USW Reimbursement Invoice”). The USW Reimbursement Invoice shall be supported by the following information regarding each Delphi employee receiving such payment: name, social security number, CISCO code, last plant location, last employment status, date of retirement (if applicable), retirement type code (if applicable) (e.g. 30 & out, 85 point, 60 & 10, normal), date of separation (if applicable), the nature and amount of the payment, payment date, roll number, and detail showing the incremental Delphi portion of FICA tax payments made related to the USW-Related Reimbursements. Such USW Reimbursement Invoice shall contain a representation that such information is substantially complete and substantially accurate in all respects.
               (v) GM shall pay all amounts in each USW Reimbursement Invoice that contains all information and representations required by section 3.04(c)(iv) hereof within thirty (30) days following the receipt by GM of each respective USW Reimbursement Invoice or as otherwise agreed by GM and Delphi (if the 30th day falls on a weekend or holiday, GM shall pay Delphi on the next business day).
               (e) Audit Rights. Delphi shall (i) permit GM and/or its agents at GM’s expense to audit all information used to derive any calculation or payment amount referenced in this section 3.04 and (ii) reasonably cooperate with GM and its agents in any such audit activities in a timely manner; provided, however, that (x) GM shall provide Delphi with reasonable advance written notice identifying the records and information that GM intends to audit, and (y) GM shall reasonably cooperate with Delphi and its agents in any such audit activities.

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               (f) Offset. Notwithstanding anything to the contrary in this Agreement or the Restructuring Agreement, any payment by GM of any invoiced amount pursuant to this section 3.04 shall be subject to GM’s right to offset all or part of such payment as provided in section 7.04 hereof.
ARTICLE IV
RELEASES AND CLAIMS TREATMENT
          In partial consideration for the promises and agreements made by the Debtors and GM pursuant to this Agreement, the Restructuring Agreement, the Plan, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License and the Warranty Settlement Agreement, and subject to the provisions of section 4.03 of this Agreement, Delphi and GM agree to the following terms to resolve claims in existence as of the Effective Date that each of the Delphi-Related Parties or Delphi Affiliate Parties, on the one hand, and the GM-Related Parties, on the other hand, have or may have against each other, and that each of the Additional Releasing Parties, the UAW Releasing Parties, the IUE-CWA Releasing Parties, the USW Releasing Parties, the IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties have or may have against the GM-Related Parties.
          Section 4.01 Release of GM-Related Parties.
               (a) The Debtors agree, and the Plan shall provide, that effective as of the Effective Date, the GM-Related Parties shall be forever released by the Delphi-Related Parties from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever (excepting only the Delphi Surviving Claims), which the Delphi-Related Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, existing as of the Effective Date, in law, at equity, or otherwise, that are directly or indirectly related to any of the Delphi-Related Parties, including without limitation claims based in whole or in part upon any act or omission, transaction, agreement, event, action, or other occurrence taking place or failing to take place on or before the Effective Date related to (i) the Separation, (ii) any collective bargaining agreements to which any Delphi-Related Party is now or has been a party, (iii) any agreement or obligation related to any employees or former employees of the Delphi-Related Parties, (iv) the Chapter 11 Cases, or (v) the formulation, preparation, negotiation, dissemination, confirmation, or consummation (but not performance) of the Plan, the Disclosure Statement, this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, or any contract, instrument, or other agreement or document created, modified, amended, or entered into in connection with any of the foregoing. The releases provided for in this section 4.01(a) include any and all claims that any of the Delphi-Related Parties has or would have been legally entitled to assert in its own right (whether individually or collectively) and shall be effective against any person or entity (including, without limitation, any holder of a claim against or equity interest in

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any of the Delphi-Related Parties) that would have been legally entitled to assert such claim derivatively or otherwise on behalf of any of the Delphi-Related Parties.
               (b) The Debtors agree, and the Plan shall provide, that effective as of the Effective Date, the GM-Related Parties shall be forever released by the Delphi Affiliate Parties from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever (excepting only the Delphi Surviving Claims), which the Delphi Affiliate Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen (whether based in whole or in part upon any act or omission, transaction, agreement, event, action, or other occurrence taking place or failing to take place on or before the Effective Date) existing as of the Effective Date, in law, at equity, or otherwise, that are related to (i) the Separation, (ii) any collective bargaining agreements to which any Delphi-Related Party is now or has been a party, (iii) any agreement or obligation related to any employees or former employees of the Delphi-Related Parties, (iv) the Chapter 11 Cases, (v) the formulation, preparation, negotiation, dissemination, confirmation, or consummation (but not performance) of the Plan, the Disclosure Statement, this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, or any contract, instrument, or other agreement or document created, modified, amended, or entered into in connection with any of the foregoing or (vi) any obligation of the GM Related Parties which is directly related to any obligation which is being released by the Delphi-Related Parties pursuant to section 4.01(a) of this Agreement. The releases provided for in this section 4.01(b) include any and all claims that any of the Delphi Affiliate Parties have or would have been legally entitled to assert in its own right (whether individually or collectively) and shall be effective against any person or entity (including without limitation, any holder of a claim against or equity interest in any of the Delphi Affiliate Parties) that would have been legally entitled to assert such claim derivatively or otherwise on behalf of any of the Delphi Affiliate Parties.
               (c) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be forever released by the Additional Releasing Parties from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, which the Additional Releasing Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, existing as of the Effective Date, in law, at equity, or otherwise, that are directly or indirectly related to any of the Delphi-Related Parties, including without limitation claims based in whole or in part upon any act or omission, transaction, agreement, event, action, or other occurrence taking place or failing to take place on or before the Effective Date related to (i) the Separation, (ii) any collective bargaining agreements to which any Delphi-Related Party is now or has been a party, (iii) any agreement or obligation related to any employees or former employees of the Delphi-Related Parties, (iv) the Chapter 11 Cases, or (v) the formulation, preparation, negotiation, dissemination, confirmation, or consummation (but not performance) of the Plan, the Disclosure Statement, this Agreement, the Restructuring Agreement, the Labor

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MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, or any contract, instrument, or other agreement or document created, modified, amended, or entered into in connection with any of the foregoing. The releases provided for in this section 4.01(c) shall include any and all claims that any of the Additional Releasing Parties have or would have been legally entitled to assert in its own right (whether individually or collectively) and shall be effective against any person or entity that would have been legally entitled to assert such claim derivatively or otherwise on behalf of any of the Additional Releasing Parties.
               (d) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the UAW Releasing Parties as set forth in the UAW MOU.
               (e) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the IUE-CWA Releasing Parties as set forth in the IUE-CWA MOU.
               (f) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the USW Releasing Parties as set forth in the USW MOUs.
               (g) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the IAM Releasing Parties as set forth in the IAM MOU.
               (h) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the IBEW Releasing Parties as set forth in the IBEW MOUs.
               (i) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the IUOE Releasing Parties as set forth in the IUOE MOUs.
               (j) The Plan shall provide that effective as of the Effective Date, the GM-Related Parties shall be released by the Non-Represented Employees Releasing Parties as set forth in the Non-Represented Employees Term Sheet.
               (k) The Parties acknowledge that (x) the consideration provided by GM pursuant to this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, and the Warranty Settlement Agreement constitutes a substantial contribution to the Plan that is necessary to the success of the Plan, and (y) GM would not have made this contribution without the releases provided for in this Agreement and in the Plan. The Parties further acknowledge that nothing in the preceding sentence shall give rise to, or entitle GM to seek or be allowed, any claim against, or consideration from, any entity, including Delphi, other than as specifically approved by the Bankruptcy Court in the

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Confirmation Order and as agreed to by Delphi and GM in this Agreement or the Restructuring Agreement.
          Section 4.02 Release of Delphi-Related Parties and the Delphi Affiliate Parties.
               (a) GM agrees, and the Plan shall provide, that effective as of the Effective Date, the Delphi-Related Parties shall be forever released by the GM-Related Parties from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever (excepting only the GM Surviving Claims), which the GM-Related Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, existing as of the Effective Date, in law, at equity, or otherwise, that are directly or indirectly related to any of the Delphi-Related Parties, including without limitation claims based in whole or in part upon any act or omission, transaction, agreement, event, action, or other occurrence taking place or failing to take place on or before the Effective Date related to (i) Separation, (ii) any collective bargaining agreements to which any Delphi-Related Party is now or has been a party, (iii) any agreement or obligation related to any employees or former employees of the Delphi-Related Parties, (iv) the Chapter 11 Cases, or (v) the formulation, preparation, negotiation, dissemination, confirmation, or consummation (but not performance) of the Plan, the Disclosure Statement, this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, or any contract, instrument, or other agreement or document created, modified, amended, or entered into in connection with any of the foregoing. The releases provided for in this section 4.02(a) shall include any and all claims that any of the GM-Related Parties have or would have been legally entitled to assert in its own right (whether individually or collectively) and shall be effective against any person or entity that would have been legally entitled to assert such claim derivatively or otherwise on behalf of any of the GM-Related Parties.
               (b) GM agrees, and the Plan shall provide, that effective as of the Effective Date, the Delphi Affiliate Parties shall be forever released by the GM-Related Parties from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever (excepting only the GM Surviving Claims), which the GM-Related Parties ever had, now have, or hereafter may have, whether known or unknown, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, foreseen or unforeseen, (whether based in whole or in part upon any act or omission, transaction, agreement, event, action, or other occurrence taking place or failing to take place on or before the Effective Date, existing as of the Effective Date,) in law, at equity, or otherwise, that are related to (i) the Separation, (ii) any collective bargaining agreements to which any Delphi-Related Party is now or has been a party, (iii) any agreement or obligation related to any employees or former employees of the Delphi-Related Parties, (iv) the Chapter 11 Cases, (v) the formulation, preparation, negotiation, dissemination, confirmation, or consummation (but not performance) of the Plan, the

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Disclosure Statement, this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, the Warranty Settlement Agreement, or any contract, instrument, or other agreement or document created, modified, amended, or entered into in connection with any of the foregoing, or (vi) any obligation of the Delphi Affiliate Parties which is directly related to any obligation which is being released by GM pursuant to section 4.02(a) of this Agreement. The releases provided for in this section 4.02(b) include any and all claims that any of the GM-Related Parties have or would have been legally entitled to assert in its own right (whether individually or collectively) and shall be effective against any person or entity (including without limitation, any holder of a claim against or equity interest in any of the GM-Related Parties) that would have been legally entitled to assert such claim derivatively or otherwise on behalf of any of the GM-Related Parties.
               (c) Without limiting any of the foregoing releases contained in Article IV, GM agrees, and the Plan shall provide, that effective as of the Effective Date, Delphi and Delphi Canada Inc. shall be released by GM and General Motors of Canada Limited from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities which GM and General Motors of Canada Limited may have arising out of or related to the separation of leased employees from the Oshawa facility as contemplated in the Oshawa Labour and Management Services Agreement entered into as of May 1, 2000, by and among Delphi Canada Inc. and General Motors of Canada Limited.
          Section 4.03 Surviving Claims.
               (a) Each release by a Delphi-Related Party or Delphi Affiliate Party of the GM-Related Parties pursuant to section 4.01 of this Agreement and the Plan shall not release the GM-Related Parties from any claims arising in connection with the Ordinary Course Relationship, the Continuing Agreements, and rights, remedies, claims, or interests that such Delphi-Related Party or Delphi Affiliate Party may be expressly receiving or expressly retaining pursuant to this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, or the Warranty Settlement Agreement on or after the Effective Date (collectively, the “Delphi Surviving Claims”).
               (b) (i) Each GM-Related Party’s release of the Delphi-Related Parties or Delphi Affiliate Parties pursuant to section 4.02 of this Agreement and the Plan shall not release (A) the Delphi-Related Parties from: (1) claims that arose in connection with the Ordinary Course Relationship; provided, however, that asserted claims arising from an Ordinary Course Relationship that are specifically identified in Section II of the GM Proof of Claim shall not survive except those in an amount that shall not exceed $8,000,869.04 in the aggregate for all such claims; provided further, however, that any payments by Delphi to GM with respect to any such claims shall be subject to either the Parties reaching agreement with respect to the issues related thereto or a judicial determination requiring Delphi to make such payments; (2) claims arising in connection with the Financial Services Supply Agreement and the Energy Services Agreement that are

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specifically identified in Sections III (b) and (c) of the GM Proof of Claim, which shall be deemed an allowed claim in the amount of $448,245.28 for all such claims and shall be paid in full in cash on the Effective Date; (3) claims that arose in connection with the Assignment and Assumption Agreement – Industrial Revenue Bonds (as defined in the Restructuring Agreement) that are specifically identified in Section XII(b) of the GM Proof of Claim; provided, however, that any payments by Delphi to GM with respect to any such claims shall be subject to either the Parties reaching agreement with respect to the issues related thereto or a judicial determination requiring Delphi to make such payments; (4) claims asserted in Section XI of the GM Proof of Claim with respect to tax matters; provided further, however, that any payments by Delphi to GM with respect to any such claims shall be subject to either the Parties reaching agreement with respect to the issues related thereto or a judicial determination requiring Delphi to make such payments; and (5) any postpetition claims arising under Continuing Agreements or pursuant to the Ordinary Course Relationship, (B) the Delphi Affiliate Parties from any claims arising in connection with the Continuing Agreements or the Ordinary Course Relationship, provided that such claims as are identified in the GM Proof of Claim shall also be released with respect to the Delphi Affiliate Parties except to the extent that such parties are also liable for claims in the GM Proof of Claim described in subsections (A)(1), (3), (4) and (5) above but such liability shall not increase the aggregate claims cap established in (A)(1) above, or (C) any rights, remedies, claims, or interests that such GM-Related Party may be expressly receiving or expressly retaining pursuant to the Plan, this Agreement, the Restructuring Agreement, the Labor MOUs, the Non-Represented Employees Term Sheet, the IP License, or the Warranty Settlement Agreement (collectively, the “GM Surviving Claims”) and (ii) the Plan and Confirmation Order shall expressly provide that the GM Surviving Claims are reinstated pursuant to Bankruptcy Code section 1124 and are not discharged pursuant to the Plan or the Confirmation Order subject to the subsequent allowance of the surviving portion of the GM Proof of Claim as to which the rights of the Delphi-Related Parties and Delphi Affiliate Parties are reserved.
          Section 4.04 Cash to Be Paid to GM.
               (a) On the Effective Date, and pursuant to the Plan, Delphi shall pay in cash to GM the sum of $2,700,000,000 (two billion seven hundred million dollars).
               (b) The payments made to GM pursuant to this section 4.04 and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.

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ARTICLE V
IMPLEMENTATION
          Section 5.01 Bankruptcy Court Filing. Simultaneously with the filing of the Plan with the Bankruptcy Court, the Debtors shall file this Agreement with the Bankruptcy Court as an exhibit to the Plan.
          Section 5.02 Actions Concerning Debtors’ Section 365 Motion. Within ten (10) days following the Disclosure Statement Approval Date, the Debtors shall withdraw the Section 365 Motion without prejudice.
          Section 5.03 Actions Concerning Debtors’ 1113/1114 Motions. Upon approval by the Bankruptcy Court of a Labor MOU with respect to a particular Union, the Debtors shall withdraw, without prejudice, the 1113/1114 Motion solely with respect to such Union.
ARTICLE VI
CONDITIONS TO EFFECTIVENESS
          Section 6.01 The provisions of this Agreement, except for the provisions in Article V hereof (which shall become effective upon execution of this Agreement), shall become effective upon the occurrence of all of the following events unless waived by consent of the Parties:
               (a) All Unions shall have ratified their respective Labor MOUs, and the Bankruptcy Court shall have entered orders in form and substance satisfactory to Delphi, GM, and the applicable Union approving such MOUs, which orders shall have become Final Orders;
               (b) (i) The Bankruptcy Court shall have approved this Agreement in the Confirmation Order in connection with confirmation of the Plan, and such order shall have become a Final Order;
               (ii) The approval of this Agreement by the Bankruptcy Court as set forth in the Confirmation Order shall be in form and substance satisfactory to the Parties; and
               (iii) GM shall have consented to all other provisions of the Confirmation Order; provided, however, that GM’s consent shall be required only to the extent that such provisions would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or

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any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
               (c) To the extent that the terms of any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, GM shall have consented in writing to any and all of the following: (1) amendments, supplements, or other modifications to the Plan; (2) (i) any exhibits or other attachments to the Plan, (ii) any documents or instruments incorporated by reference or otherwise into the Plan or into any exhibits or other attachments thereto, and (iii) any and all amendments, supplements, or other modifications to any of the exhibits, attachments, documents, or instruments described in clauses (i) or (ii) of this sentence; and (3) the proposed Confirmation Order and any and all amendments, supplements, or other modifications thereto; provided, however, that GM shall provide written notice to Delphi of which item described in clauses (1) through (3) of this sentence required GM’s consent pursuant to this sentence but was withheld, and Delphi may seek resolution by the Bankruptcy Court of whether GM’s consent was so required; provided further, however, that the Parties agree that, among other things, any increase in the amount of distributions (or change in the form of distributions) to holders of claims or equity interests under the Plan, any change in any of the provisions of section 4.01, 4.02, or 4.03 hereof, or any change in the identity of the Plan Investors other than as permitted by the EPCA shall be deemed for purposes of Articles VI and VII of this Agreement to have a material impact on GM, on the benefits that GM is expected to receive under the Plan, the Restructuring Agreement, and this Agreement, and on the ability of the Debtors to fulfill obligations to GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, and agreements assumed, reinstated, or ratified under the Restructuring Agreement; and
               (d) The Effective Date shall have occurred and GM shall have received a cash payment in the amount of $2,700,000,000 (two billion seven hundred million dollars) under the Plan;
provided, however, that no statute, rule or regulation or order, judgment or decree of any court or administrative agency or other governmental entity shall be in effect which prohibits the consummation of one or more of the transactions to be consummated under this Agreement, unless such transaction is severed pursuant to section 7.21 hereof; provided further, however, that the substantial majority of all assets, whether real or personal, used to produce any products pursuant to GM Purchase Orders shall be owned or leased by DAS (other than tooling owned by GM) and all obligations pursuant to the GM Purchase Orders shall be the responsibility of DAS. GM irrevocably consents to the performance of the GM Purchase Orders by DAS and any Delphi-Related Party that is directly or indirectly wholly-owned by Delphi, as directed by DAS; provided, however, that any change of the location of production shall require GM’s prior written consent. Regardless of whether the transaction is severed, each of the Parties shall use

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reasonable efforts to prevent the entry of, and to appeal promptly, any injunction or other order prohibiting one or more of the transactions to be consummated under this Agreement.
ARTICLE VII
MISCELLANEOUS
          Section 7.01 Resolution of Pending Setoff Issues(a). On the MNS-2 payment date immediately following the Effective Date, GM shall pay to Delphi the aggregate amount of all outstanding Delphi invoices related to tooling procured by Delphi in accordance with GM Purchase Orders, for which GM has withheld payment due to outstanding prepetition amounts due to Delphi’s sub-suppliers, including the invoices set forth on Exhibit E to this Agreement, provided that Delphi (i) confirms, in writing, GM’s ownership of the applicable tooling free and clear of liens, claims and encumbrances, and (ii) agrees to indemnify and hold GM harmless from and against any liens, claims and encumbrances with respect to the applicable tooling.
          Section 7.02 No Undisclosed Agreements or Commitments. There are no undisclosed agreements or commitments between or among the Parties regarding matters subject to the terms of this Agreement.
          Section 7.03 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:
               (a) by mutual written consent of both Delphi and GM;
               (b) by GM if Delphi files with, or presents to, the Bankruptcy Court without GM’s prior written consent any of the following, but only to the extent that any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement: (i) amendments, supplements, or other modifications to the Plan; (ii) exhibits or other attachments to the Plan, or any amendments, supplements, or other modifications thereto; or (iii) the proposed Confirmation Order or any amendments, supplements, or other modifications thereto; provided, however, that GM shall provide Delphi with written notice of its intent to terminate this Agreement pursuant to this section 7.03(b), which notice shall indicate which item described in clauses (i) through (iii) of this sentence is the basis for GM’s intent to terminate this Agreement pursuant to this section 7.03(b); provided further, however, that Delphi shall have thirty (30) days from the provision of such notice to (x) withdraw or amend such item in a manner that no longer gives rise to GM’s termination right in respect of such item before GM may actually terminate this Agreement, and/or (y) obtain a determination by the Bankruptcy Court that GM does not have a right to terminate this Agreement pursuant to this section 7.03(b);

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               (c) by GM if (i) any of the Chapter 11 Cases is converted into a case under chapter 7 of the Bankruptcy Code, or (ii) a trustee is appointed pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;
               (d) by either Delphi or GM if the Effective Date has not occurred by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008; or
               (e) by GM if it shall not have received a cash payment in the amount of $2,700,000,000 (two billion seven hundred million dollars) under the Plan by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.
          Section 7.04 No Offset. Notwithstanding anything to the contrary contained in this Agreement or the Restructuring Agreement, the Parties’ payment obligations under this Agreement and the Restructuring Agreement are absolute and unconditional and will not be subject to any offset (except as expressly set forth in the proviso below) or defense of any nature whatsoever including upon a breach by Delphi or any of its Affiliates or GM or any of its Affiliates, as applicable, of any of their obligations under this Agreement, the Restructuring Agreement, or any other agreement; provided, however, that any payments by GM pursuant to this Agreement or the Restructuring Agreement shall be subject to GM’s right to offset all or part of such payment from any future amounts GM owes Delphi under this Agreement or the Restructuring Agreement only if (i) agreed upon by GM and Delphi or (ii) GM determines that it made an overpayment of any amount paid pursuant to this Agreement or the Restructuring Agreement and GM and Delphi are unable to resolve GM’s claim for such amounts pursuant to the applicable dispute resolution provisions of this Agreement or the Restructuring Agreement and GM provides Delphi with five (5) days’ written notice before implementing such offset; provided further, however, that if it is judicially determined that GM did not have the right to offset such amount, GM shall pay Delphi such amount plus interest accruing on such amount from the date of setoff through the repayment date at the rate of 7.5% per annum. Neither this section 7.04 nor any other provision of this Agreement or the Restructuring Agreement shall prohibit, restrict, or limit in any way the application of GM’s contractual rights of setoff arising under any GM Purchase Order pursuant to GM’s standard purchase order terms and conditions against other obligations arising under any GM Purchase Orders or agreements other than this Agreement and the Restructuring Agreement.

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          Section 7.05 Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. Pursuant to the Plan and the Confirmation Order, this Agreement is incorporated by reference in its entirety into the Plan and forms an integral part thereof. Accordingly, by its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Restructuring Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of the Restructuring Agreement or the agreements referenced in sections 5.01(c) and (d) of the Restructuring Agreement, or (ii) disputes arising out of agreements between any Delphi-Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest; and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement and the Restructuring Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to this Agreement and the Restructuring Agreement shall terminate upon the fourth anniversary of the Effective Date. Each Party further agrees to waive any objection based on forum non conveniens.
          Section 7.06 Dispute Resolution. In the event a Settlement Dispute arises among the Parties, upon the written request of either Party, such Settlement Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Settlement Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten (10) days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Settlement Dispute, the Settlement Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this section 7.06 shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibility of the eliminated or vacated position.
          Section 7.07 Joint Communication Program. Delphi and GM shall work together to develop and implement a joint communication plan with respect to the subject matter of this Agreement.
          Section 7.08 No Solicitation. Each Party acknowledges that this Agreement is not and shall not be deemed to be a solicitation to accept or reject a plan in contravention of

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Bankruptcy Code section 1125(b). Each Party further acknowledges that no securities of any Debtor are being offered or sold pursuant to this Agreement and that this Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.
          Section 7.09 Negotiations Not Admissible. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto are not admissible into evidence in any proceeding; provided, however, that this Agreement may be admissible in a proceeding to enforce the terms of this Agreement.
          Section 7.10 Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of this Agreement in addition to any other remedy to which the Parties may be entitled, at law, in equity or under this Agreement.
          Section 7.11 Representations and Warranties of the Debtors and GM. Each Party represents and warrants, as to itself only (other than Delphi which represents and warrants on behalf of itself and the other Debtors), to the other Parties, that the following statements, as applicable to it, are true, correct, and complete as of the date of this Agreement:
               (a) It is duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
               (b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; provided, however, that the Debtors’ authority to enter into this Agreement is subject to Bankruptcy Court approval;
               (c) This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it and all of the parties for whom it signed this Agreement in accordance with the terms hereof, subject to satisfaction of all conditions set forth in Article VI of this Agreement; and
               (d) The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any current provision of law, rule, or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
          Section 7.12 Waiver; Modification; Amendment. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be

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deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
          Section 7.13 Binding Effect; Assignments. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, and representatives. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be sold, assigned, or otherwise transferred by any Party without the prior written consent of the other Parties; provided, however, that neither the foregoing nor any other provision of this Agreement shall limit (i) any assignment in connection with the transfer of all or substantially all of the assets of Delphi and its Affiliates or (ii) any assignment not reasonably expected to have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
          Section 7.14 Third Party Beneficiaries. Except as otherwise provided in Article IV hereof with respect to releases of GM-Related Parties, Delphi-Related Parties and Delphi Canada Inc., nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
          Section 7.15 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
          If to Debtors:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Attn: John D. Sheehan
           David M. Sherbin, Esq.
           Sean P. Corcoran, Esq.

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          With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606-1285
Attn: John Wm. Butler, Jr., Esq.
           Ron E. Meisler, Esq.
and
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Eric L. Cochran, Esq.
           Kayalyn A. Marafioti, Esq.
          If to GM:
General Motors Corporation
767 Fifth Avenue
14th Floor
New York, New York 10153
Attn: Director of Business Development
          and
General Motors Corporation
300 GM Renaissance Center
Detroit, Michigan 48265
Attn: General Counsel
          With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Harvey R. Miller, Esq.
           Jeffrey L. Tanenbaum, Esq.
           Michael P. Kessler, Esq.
or to such other place and with such other copies as either party may designate as to itself by written notice to the other party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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          Section 7.16 Waiver of Right to Trial by Jury. Each Party waives any right to trial by jury in any proceeding arising under or related to this Agreement.
          Section 7.17 Service of Process. Each Party irrevocably consents to the service of process in any legal proceeding arising out of this Agreement by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its applicable registered agent. The foregoing, however, shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
          Section 7.18 Interpretation.
               (a) In the event of any conflict between this Agreement and any of the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the Warranty Settlement Agreement, and the IP License, the provisions of such documents other than this Agreement shall govern.
               (b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto), in the event that any of the terms of the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) conflict with any of the terms of this Agreement, the terms of this Agreement shall govern.
               (c) Any reference herein to any section of this Agreement shall be deemed to include a reference to any exhibit, attachment or schedule referred to within such section.
               (d) All references to “$” and dollars shall refer to United States currency.
               (e) Consistent with Bankruptcy Rule 9006(a), if the due date for any action to be taken under this Agreement (including the delivery of notices) is not a business day, then such action shall be considered timely taken if performed on or prior to the next business day following such due date. Any reference to “days” in this Agreement shall mean calendar days unless otherwise specified.

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          Section 7.19 Expenses. Notwithstanding anything else contained in this Agreement or the Restructuring Agreement, each Party shall bear all costs and expenses incurred or to be incurred on or after the Effective Date by such Party in connection with this Agreement and the consummation and performance of the transactions contemplated hereby.
          Section 7.20 Entire Agreement; Parties’ Intentions; Construction. This Agreement, including all exhibits and attachments hereto and to the Plan (e.g., the Restructuring Agreement, the Labor MOUs, and the Non-Represented Employees Term Sheet) and the Confidentiality and Non-Disclosure Agreement between GM and Delphi dated September 12, 2005, as amended, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, with respect to such subject matter other than with respect to the agreements expressly assumed, ratified or reinstated in Article V of the Restructuring Agreement. The attachments and exhibits attached hereto are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. This Agreement is the product of negotiations between the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, shall be construed more or less favorably to any Party.
          Section 7.21 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
          Section 7.22 Headings. The table of contents and the headings of the Articles and sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
          Section 7.23 Affiliates. The Confirmation Order shall provide that the Affiliates of GM and Delphi are deemed to have acknowledged and shall be bound by the terms hereof. GM and Delphi further agree to commercially reasonable efforts to cause their respective Affiliates to sign an acknowledgement agreeing to be bound by the terms hereof.

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          Section 7.24 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Electronic delivery of an executed signature page of this Agreement shall be effective as delivery of a manually executed signature page of this Agreement.
[Signature pages follow.]

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          IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective, duly authorized officers, all as of the date first written above.

DELPHI CORPORATION,		GENERAL MOTORS CORPORATION
including on behalf of its Debtor subsidiaries and Debtor Affiliates

By:	/s/ John D. Sheehan	By:	/s/ Frederick A. Henderson

	Name: John D. Sheehan		Name: Frederick A. Henderson
	Title: Vice President, Chief Restructuring Officer		Title: Vice Chairman and Chief Financial Officer

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Exhibit A
Warranty Settlement Agreement

GSA-A-1

Exhibit B
IP License

GSA-B-1

Exhibit C
Master Restructuring Agreement

GSA-C-1

Exhibit D
PHI Protection Agreement

GSA-D-1

Exhibit E
Amount of Outstanding Delphi Invoices for which GM Has Withheld Payment Due To
Outstanding Prepetition Activities

GSA-E-1